FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228697-01

FREE WRITING PROSPECTUS, DATED APRIL 11, 2019

CF 2019-CF1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-CF1,
Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A,
Class X-B, Class A-S, Class B and Class C

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-228697) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-212-915-1700 or by emailing: legal@ccre.com.

The certificates offered by the Preliminary Prospectus (as defined below), and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of Cantor Fitzgerald & Co., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., CIBC World Markets Corp., CastleOak Securities, L.P., Drexel Hamilton, LLC or any other underwriter is soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time. The information contained herein is in addition to information delivered to you as part of the preliminary prospectus relating to the CF 2019-CF1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-CF1 (the “Preliminary Prospectus”). The information contained herein should be reviewed only in conjunction with the entire Preliminary Prospectus. All of the information contained herein is subject to the same limitations and qualifications contained in the Preliminary Prospectus. The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties that is contained in the Preliminary Prospectus. The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value. Prior to making any investment decision, prospective investors are strongly urged to read the Preliminary Prospectus its entirety. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain capitalized terms used but not otherwise defined in this free writing prospectus are defined in the Preliminary Prospectus.

This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates

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thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

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IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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Description of the 65 Broadway Whole Loan

The following is a summary of the principal provisions of the loan agreement, dated as of April 5, 2019 (as amended from time to time, the “Loan Agreement”), among 65 Broadway Owner LLC (“Owner I Borrower”), 65 Broadway Owner II LLC (“Owner II Borrower”) and 65 Broadway Owner III LLC (“Owner III Borrower” and individually or collectively as the context requires, together with Owner I Borrower and Owner II Borrower, collectively, the “Borrower”), as tenants in common, and Cantor Commercial Real Estate Lending, L.P. (“CCRE”), in its capacity as lender, and the other documents executed by the Borrower and other applicable parties in connection with the origination of the 65 Broadway Whole Loan referred to below (collectively, the “Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement.

Certain defined terms used in this “Description of the 65 Broadway Whole Loan” section reflect defined terms used in the Loan Documents for the purpose of determining the occurrence of certain events or compliance with certain covenants in the Loan Documents. The results of these calculations will differ, and may differ substantially, from similar numerical information and statistics regarding the 65 Broadway Mortgaged Property and the 65 Broadway Whole Loan presented elsewhere in this free writing prospectus including those based upon the assumptions and the definitions set forth under this “Description of the 65 Broadway Whole Loan” in this free writing prospectus.

General

The 65 Broadway Whole Loan was originated by CCRE, as lender, on April 5, 2019 (the “Origination Date”). On the closing date for the securitization contemplated by the Preliminary Prospectus (the “Closing Date”), CCRE will assign the 65 Broadway Mortgage Loan and the Trust Subordinate Companion Loan to CCRE Commercial Mortgage Securities, L.P. (the “Depositor”) and the Depositor will subsequently assign the 65 Broadway Mortgage Loan and the Trust Subordinate Companion Loan to the issuing entity, CF 2019-CF1 Mortgage Trust (the “Issuing Entity”). On the Closing Date, the outstanding principal balance of the 65 Broadway Whole Loan is expected to be $151,500,000.

The 65 Broadway Whole Loan is a five-year fixed-rate interest-only mortgage loan and is evidenced by three promissory notes designated as “Note A-1”, “Note A-2” and “Note B”, respectively (each, a “Note” and together, the “Notes”).

The 65 Broadway Whole Loan is scheduled to mature April 6, 2024 (the “Scheduled Maturity Date”). The 65 Broadway Whole Loan is an interest-only loan and will not require scheduled payments of principal during the term of the 65 Broadway Whole Loan. The Loan Documents provide that the Borrower will be required to pay monthly payments of interest on the 65 Broadway Whole Loan as described in “—Payment on the 65 Broadway Whole Loan” below.

“Maturity Date” means the Scheduled Maturity Date or such other date on which the final payment of principal of the Notes becomes due and payable as provided in the Loan Agreement, whether at such stated maturity date, by declaration of acceleration, or otherwise.

The “Cut-off Date” means, with respect to the 65 Broadway Whole Loan, April 6, 2019.

The outstanding principal balance of each Note as of the Cut-off Date is set forth in the table below:

Note	Lender	Original Principal Balance	Note Rate
Note A-1	CCRE	$40,000,000	4.9350%
Note A-2	CCRE	15,500,000	4.9350%
Note B	CCRE	96,000,000	4.9350%
Total/Wtd. Avg		$151,500,000	4.9350%

Note A-1 (the “65 Broadway Mortgage Loan”) and Note A-2 (the “65 Broadway Pari Passu Companion Loan”) are collectively referred to as the “65 Broadway Senior Loan” and Note B is referred to

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as the “Trust Subordinate Companion Loan” (together with the 65 Broadway Senior Loan, the “65 Broadway Whole Loan”).

Security for the 65 Broadway Whole Loan

The 65 Broadway Whole Loan is secured by a first priority fee simple mortgage (the “Mortgage”), assignment of leases and rents and a security agreement executed and delivered by the Borrower to the lender as security for the 65 Broadway Whole Loan and encumbering the Mortgaged Property identified on Annex A-1 to the Preliminary Prospectus as 65 Broadway (the “65 Broadway Mortgaged Property”), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (collectively, the “Collateral”).

Non-Recourse Provisions and Exceptions

Recourse on the 65 Broadway Whole Loan generally may be had only against the 65 Broadway Mortgaged Property and other collateral that has been pledged to secure the 65 Broadway Whole Loan. The Borrower (but not any of the Borrower’s direct or indirect principals, members, officers or directors other than the Guarantor) are fully and personally liable and subject to legal action, for any losses, damages (including, without limitation, punitive or exemplary damages, actually suffered by the lender, for which the lender became liable to any person as a result of a matter committed by the Borrower or the Guarantor and identified in the Loan Agreement but, in all cases, exclusive of any such punitive or exemplary damages imposed solely by the lender), actual out-of-pocket costs, expenses, liabilities (including, without limitation, strict liability), claims, obligations, settlement payments, penalties, fines, assessments, citations, litigation, demands, defenses, judgments, suits, proceedings or other expenses of any kind whatsoever actually incurred or suffered by the lender (including reasonable attorneys’ fees and expenses and court costs) arising out of or in connection with the following (the “Borrower Recourse Liabilities”):

(i)       fraud or intentional misrepresentation by or on behalf of the Borrower, the Guarantor, or any affiliate of any of them in connection with the 65 Broadway Whole Loan or the 65 Broadway Mortgaged Property;

(ii)       gross negligence or willful misconduct of the Borrower, the Guarantor or any affiliate of any of them in connection with the 65 Broadway Whole Loan or the 65 Broadway Mortgaged Property;

(iii)       breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement, the Loan Agreement or the Mortgage but, in each case, concerning environmental statutes or Hazardous Substances;

(iv)       material physical waste of the 65 Broadway Mortgaged Property by or on behalf of the Borrower, the Guarantor or any affiliate of the Borrower or the Guarantor, except to the extent that at the time such waste is committed, there are insufficient funds generated from the 65 Broadway Mortgaged Property to repair or cure such waste;

(v)       intentional removal or disposal of any portion of the 65 Broadway Mortgaged Property (other than in connection with the replacement of any obsolete or damaged portion of the 65 Broadway Mortgaged Property) by or on behalf of the Borrower, the Guarantor or any affiliated Property Manager after the occurrence and continuance of a 65 Broadway Loan Event of Default;

(vi)       breach of any legal requirement (including RICO) mandating the forfeiture by the Borrower of the 65 Broadway Mortgaged Property, or any portion of the 65 Broadway Mortgaged Property, because of the conduct or purported conduct of criminal activity by the Borrower or any Restricted Party in connection with the 65 Broadway Mortgaged Property;

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(vii)       any intentional misrepresentation or materially misleading or incorrect certification in of any representation, warranty or certification made to the lender in order to procure a release of monies from any account held by the lender (including any reserve account or similar escrow);

(viii)       misappropriation, conversion or intentional misapplication by or on behalf of the Borrower, any affiliated Property Manager or their respective affiliates of (A) any insurance proceeds, (B) any condemnation awards, (C) any rents, (D) any rents paid more than one month in advance, or (E) any other monetary collateral for the 65 Broadway Whole Loan;

(ix)       failure to pay charges for taxes or other charges, labor or materials or judgments that can create liens on any portion of the 65 Broadway Mortgaged Property, unless (1) cash flow from the 65 Broadway Mortgaged Property is insufficient to pay such sums, (2) such charges are the subject of a bona fide dispute in which the Borrower is contesting the amount or validity such liens in accordance with the terms of the Loan Agreement, or (3) the failure to pay such charges is due to the failure of the lender to release or apply any amounts escrowed for such purposes pursuant to the terms of the Loan Agreement or any of the other Loan Documents;

(x)       failure to deliver to the lender any security deposits, advance deposits or any other deposits collected with respect to the 65 Broadway Mortgaged Property upon a foreclosure of the 65 Broadway Mortgaged Property or action in lieu of foreclosure, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the leases prior to the occurrence of the 65 Broadway Loan Event of Default that gave rise to such foreclosure or action in lieu of foreclosure;

(xi)       failure by the Borrower to obtain and maintain, from time to time, the fully paid for insurance policies in accordance with the terms described under “—Risk Management—Insurance” below, unless (i) cash flow from the 65 Broadway Mortgaged Property is insufficient to procure such policies, or (2) the failure to pay such premiums is due to the failure of the lender to release or apply any amounts escrowed for such purposes pursuant to the terms of the Loan Agreement or any of the other Loan Documents;

(xii)       (I) an act of the Borrower, the Guarantor or any affiliate of the Borrower or the Guarantor which a court of competent jurisdiction finds to have been taken in bad faith for the sole purpose of hindering, delaying or interfering with the lender’s enforcement of its rights under any Loan Document or the realization of the collateral or (II) the assertion of any defense or claim by the Borrower, the Guarantor or any affiliate of the Borrower or the Guarantor in any legal action which has the effect of hindering, delaying or interfering with the lender’s enforcement of any significant right under any Loan Document or the realization of the collateral but only if, in the case of this clause (II), the Borrower, the Guarantor or any affiliate of the Borrower or the Guarantor does not prevail in establishing the validity of such defense or claim and only, in the case of this clause (II), to the extent of actual out-of-pocket costs incurred by the lender in contesting such defense or claim, or (III) after the occurrence and during the continuation of a 65 Broadway Loan Event of Default, an affirmative act of the Borrower, the Guarantor or any affiliate of the Borrower or the Guarantor separate and apart from any legal action or proceeding that has the effect of hindering, delaying, or interfering with the lender’s enforcement of any significant right under any Loan Document or the realization of the collateral but only, in the case of this clause (III), to the extent of actual out-of-pocket costs incurred by the lender as a result of such affirmative act or omission of any of the Borrower, the Guarantor, any affiliated Property Manager or their respective affiliates, which hinders, delays or interferes with the lender’s enforcement of its rights under any Loan Document or the realization of the collateral, including the assertion by any of the Borrower, the Guarantor, any affiliated Property Manager or their respective affiliates of defenses or counterclaims;

(xiii)       certain of the Borrower’ specific indemnifications of the lender set forth in the Loan Agreement and the mortgage;

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(xiv)       the existence of any violations at the 65 Broadway Mortgaged Property (including, without limitation, the payment of any fines, charges or penalties required to remove same);

(xv)       the failure of the 65 Broadway Mortgaged Property to have a temporary certificate of occupancy or a permanent certificate of occupancy at any time;

(xvi)       any amendment, modification, waiver of any provisions of or termination of the Tenant in Common Agreement or the Management Agreement without the lender’s consent, or the breach of the Tenant in Common Agreement or the Management Agreement;

(xvii)       the cancellation, termination or surrender of the Management Agreement without the lender’s prior written consent;

(xviii)       except as set forth in clause (x) of the Springing Recourse Events below, if any action, claim, suit, litigation or proceeding is brought by any Borrower, or any Guarantor or any of such Borrower’s or such Guarantor’s affiliates against any other Borrower or Guarantor; or

(xix)       (1) the Borrower or the Principal failing to comply with any representation, warranty or covenant set forth in in the loan agreement regarding special purpose entity covenants or failing to maintain its status as a special purpose entity (unless such failure is de minimis and promptly cured), as required by, and in accordance with, the terms and provisions of the Loan Agreement or the Mortgage or (2) a breach of any of the representations set forth in any of the “recycled entity certificates” delivered to the lender in connection with the 65 Broadway Whole Loan.

Notwithstanding anything to the contrary in the Loan Agreement, the Notes or any of the Loan Documents, (i) the lender will not be deemed to have waived any right which the lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the debt secured by the Mortgage or to require that all collateral will continue to secure all of the obligations under the Loan Documents, and (ii) the Borrower will be personally liable for the payment of the debt in the event that one or more of the following occurs, unless such action is undertaken pursuant to written authorization from the lender (each a “Springing Recourse Event”):

(i)       the Borrower, the Principal or the Guarantor filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law;

(ii)       the filing of an involuntary petition against the Borrower, the Principal or the Guarantor under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, in which the Borrower, the Principal or the Guarantor or any person owning an interest (directly or indirectly) in the Borrower, the Principal or the Guarantor causes such event or condition to occur (by way of example, but not limitation, such person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event;

(iii)       the Borrower, the Principal or the Guarantor or any person owning an interest (directly or indirectly) in the Borrower, the Principal or the Guarantor filing an answer consenting to or otherwise acquiescing or joining in any involuntary petition filed against the Borrower, the Principal or the Guarantor, by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law;

(iv)       (the Borrower, the Principal or the Guarantor or any person owning an interest (directly or indirectly) in the Borrower, the Principal or the Guarantor consenting to (in writing or in any court proceeding) or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for the Borrower or any portion of the 65 Broadway Mortgaged Property initiated or brought by a person other than the lender;

(v)       the Borrower, the Principal or the Guarantor making an assignment for the benefit of creditors, or admitting, in writing (other than in response to a properly served discovery request in

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any legal proceeding or correspondence delivered to the lender and no other person), its insolvency or inability to pay its debts as they become due;

(vi)       the Borrower or the Principal failing to obtain the lender’s prior written consent to any indebtedness for borrowed money evidenced by a note or other written instrument evidencing such indebtedness or voluntary lien encumbering the 65 Broadway Mortgaged Property as required by the Loan Agreement or the mortgage;

(vii)       the Borrower or the Principal failing to obtain the lender’s prior written consent to any Transfer (excluding Permitted Transfers), as required by the Loan Agreement or the mortgage;

(viii)       the Borrower or Principal failing to comply with any representation, warranty or covenant set forth in the Loan Agreement regarding special purpose entities and separateness or failing to maintain its status as a special purpose entity or breaching any of the representations set forth in any of the “recycled entity certificates” delivered to the lender in connection with the 65 Broadway Whole Loan, to the extent, in each case, such failure is specifically cited by the applicable court to be a factor causing a substantive consolidation of the assets of the Borrower with the assets of another person;

(ix)       the first monthly debt service payment amount is not paid when due;

(x)       any involuntary bankruptcy proceeding is brought by any Borrower or any Guarantor or any of such Borrower’s or such Guarantor’s affiliates against any other Borrower and/or Guarantor;

(xi)       any involuntary bankruptcy proceeding is brought by the lender against one or more Borrower following the filing of a bankruptcy proceeding by any other Borrower, and any Borrower or any Guarantor (or any affiliate of any of the foregoing) files any motion contesting the same;

(xii)       (1) the 65 Broadway Mortgaged Property or any portion of the 65 Broadway Mortgaged Property or interest in the 65 Broadway Mortgaged Property is partitioned or (2) any Borrower, any Guarantor or any affiliate of a Borrower or Guarantor brings or consents to any action or proceeding for the partition of the 65 Broadway Mortgaged Property or any portion of or interest in the 65 Broadway Mortgaged Property;

(xiii)       any Borrower’s failure to comply with the provisions of the Loan Agreement regarding the TIC Roll-Up as described under “—Events of Default” below; or

(xiv)       the cancellation, termination, surrender, or withdrawal of the Tenant in Common Agreement without the lender’s prior written consent.

The Guarantor has irrevocably and unconditionally guaranteed to the lender and its successors and assigns the payment and performance of (i) the Borrower’s Recourse Liabilities, and (ii) from and after the date that any Springing Recourse Event occurs, payment of the 65 Broadway Whole Loan.

“Guarantor” means jointly and severally, Meyer Chetrit, an individual, and Robert Wolf, an individual.

“Principal” means: (i) if the any Borrower is a limited partnership, each general partner of the Borrower, all of which are and must continue to be special purpose entities, or (ii) if any Borrower is a multi-member limited liability company, the managing member of the Borrower which is and must continue to be a special purpose entity, or (iii) if any Borrower is a single member limited liability company (other than a Delaware single member limited liability company), its sole member which is and must continue to be a special purpose entity, or (iv) if any Borrower is a properly structured Delaware single member limited liability company that satisfies the requirements of the definition of “special purpose entity” in the Loan Agreement, then the term “Principal” has no meaning.

“Property Manager” means Plaza Management USA Inc., a New York corporation, or, if the context requires, a Qualified Property Manager who is managing the 65 Broadway Mortgaged Property in

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accordance with the terms and provisions of the Loan Agreement pursuant to a replacement management agreement.

“Qualified Property Manager” means either (a) the Property Manager; or (b) in the reasonable judgment of the lender, a person which is reputable and experienced management organization (which may be an affiliate of the Borrower) possessing experience in managing properties similar in size, scope, use and value as the 65 Broadway Mortgaged Property, provided, that (i) the Borrower must have obtained a Rating Agency Confirmation from the Rating Agency with respect to the change of management of the 65 Broadway Mortgaged Property, (ii) if such person is an affiliate of the Borrower, the Borrower must have obtained an additional insolvency opinion in form acceptable to the lender and the Rating Agency and (iii) such person will have entered into a replacement management agreement and assignment of management agreement.

“Restricted Party” means collectively (a) the Borrower, the Principal, the Guarantor and any affiliated manager, and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner, agent or employee of, the Borrower, the Principal, the Guarantor, any affiliated manager or any non-member manager, provided that “Restricted Party” will not include any of the foregoing persons or any person if such person is a publicly traded company. For avoidance of doubt, for the purposes of this definition, “Borrower” means any tenant in common entity comprising the Borrower.

Payment on the 65 Broadway Whole Loan

The Borrower is obligated to pay the lender monthly payments of interest (the “Monthly Payment”) in the amount of interest which accrues on the outstanding principal balance of the 65 Broadway Whole Loan for the related 65 Broadway Loan Interest Accrual Period. Such payments are to be made on the sixth day of each calendar month in which the related 65 Broadway Loan Interest Accrual Period ends (or if such sixth day is not a Business Day, the immediately preceding Business Day) (each, a “65 Broadway Loan Payment Date”), commencing on May 6, 2019 until and including the Maturity Date. Each Monthly Payment will be applied as follows: (i) first, on a pro rata and pari passu basis, to the payment of interest due and payable on the 65 Broadway Senior Loan, and (ii) second, to the payment of interest due and payable on the Trust Subordinate Companion Loan.

Interest will be payable on each Note at a fixed per annum rate equal to the amount set forth in the corresponding table in “—General” above (the “Note Rate”). Interest on the outstanding principal balance of the 65 Broadway Whole Loan will be calculated based on the actual number of days elapsed in the 65 Broadway Loan Interest Accrual Period, and assuming a 360-day year.

Upon a 65 Broadway Loan Event of Default, the outstanding principal balance of the 65 Broadway Whole Loan and, to the extent permitted by applicable law, all accrued and unpaid interest in respect of the 65 Broadway Whole Loan and any other amounts due pursuant to the Loan Documents, will accrue interest at a default rate of interest per annum (the “Default Rate”) equal to the lesser of (a) 5.0% in excess of the applicable Note Rate and (b) the maximum amount permitted by law, calculated from the date such payment was due without regard to any grace or cure periods contained in the Loan Agreement.

“65 Broadway Loan Interest Accrual Period” means for any 65 Broadway Loan Payment Date, the period from and including the sixth day of the calendar month preceding such 65 Broadway Loan Payment Date through and including the fifth day of the calendar month in which such 65 Broadway Loan Payment Date occurs.

“Business Day” means (i) for purposes of the TSA, any day other than a Saturday, Sunday, Jewish Holiday or any other day on which the following are not open for business: (a) national banks in New York, New York, Overland Park, Kansas, or Cleveland, Ohio or (b) the office of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, or the financial institution that maintains the Collection Account and (ii) for purposes of the 65 Broadway Whole Loan, any day other than (a) a Saturday and a Sunday and (b) a day on which banks and savings and loan

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institutions in New York, New York or the state in which the offices of the lender, the Trustee, the Master Servicer or the Special Servicer or the Master Servicer’s or Special Servicer’s collection account are located, the New York Stock Exchange or the Federal Reserve Bank of New York are not open for business.

“Jewish Holiday” means either day of Rosh Hashanah; Yom Kippur; the first two days of Sukkot; Shemini Atzeret; Simchat Torah; the first two and last two days of Passover; the two days of Shavuot; and Tisha B’Av.

Provided no 65 Broadway Loan Event of Default is continuing, any payments of principal of the 65 Broadway Whole Loan (including, without limitation, any prepayments described in “—Prepayment” below, will be applied by the lender between the Notes as follows: (a) first, to the reduction of the outstanding principal balance of the 65 Broadway Senior Loan (on a pro rata and pari passu basis as between the 65 Broadway Mortgage Loan and the 65 Broadway Pari Passu Companion Loan) until the outstanding principal balance of the 65 Broadway Senior Loan is reduced to zero, and (b) second, to the reduction of the outstanding principal balance of the Trust Subordinate Companion Loan until reduced to zero. During the continuance of a 65 Broadway Loan Event of Default, any payment of principal from whatever source may be applied by the lender among the Notes in the lender’s sole discretion.

Prepayment

No prepayments of the 65 Broadway Whole Loan will be permitted except for (i) prepayments resulting from casualty or condemnation as described below in this section “—Prepayment” or (ii) prepayment of the 65 Broadway Whole Loan in whole (but not in part) on or after the Open Prepayment Date on not less than 30 days’ prior written notice. In addition, defeasance will be permitted after the Permitted Release Date as described under “—Defeasance” below.

On the 65 Broadway Loan Payment Date in January 2024 (the “Open Prepayment Date”), or on any 65 Broadway Loan Payment Date thereafter, so long as no 65 Broadway Loan Event of Default has occurred and is continuing, the Borrower may, at its option and upon not less than 30 days prior written notice to the lender, prepay the entire outstanding principal balance of the 65 Broadway Whole Loan provided that such prepayment is accompanied by (i) all accrued and unpaid interest on the outstanding principal balance prepaid and (ii) all other amounts due under the Notes, the Loan Agreement, or any of the other Loan Documents, without payment of any Yield Maintenance Premium or any other prepayment fee or penalty of any kind. In addition, if for any reason the Borrower prepays the 65 Broadway Whole Loan on a day other than a 65 Broadway Loan Payment Date, the Borrower must also pay interest on the principal amount so prepaid through the next succeeding 65 Broadway Loan Payment Date.

Following any casualty or condemnation, on the next occurring 65 Broadway Loan Payment Date following the date on which the lender actually receives any Net Proceeds, if the lender is not obligated to make such Net Proceeds available to the Borrower for Restoration, the Borrower is required to prepay, or authorize the lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the 65 Broadway Whole Loan in an amount equal to 100% of such Net Proceeds; provided, however, if a 65 Broadway Loan Event of Default has occurred and is continuing, the lender may apply such Net Proceeds to the outstanding principal balance of the 65 Broadway Whole Loan (until paid in full) in any order or priority in its sole discretion. Additionally, so long as no 65 Broadway Loan Event of Default has occurred and is continuing, no Yield Maintenance Premium or prepayment fee or penalty of kind will be due in connection with any prepayment made in connection with a casualty or condemnation.

“Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date. If more than one issue of United States Treasury Securities has such a remaining term, the “Prepayment Rate” will be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published will control absent manifest

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error. If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, the lender will determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the lender may reasonably select.

“Prepayment Rate Determination Date” means the date which is five Business Days prior to the date that a prepayment is received by the lender.

“Yield Maintenance Premium” means an amount equal to the greater of (a) three percent of the outstanding principal balance of the 65 Broadway Whole Loan to be prepaid or satisfied; and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Notes assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the 65 Broadway Whole Loan is paid on April 6, 2024 (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding 65 Broadway Loan Payment Date in the event such payment is not made on a 65 Broadway Loan Payment Date), over (ii) the principal amount being prepaid or satisfied.

Defeasance

Provided no 65 Broadway Loan Event of Default then exists, the Borrower will have the right at any time after the date that is the earlier of (i) the date that is two years from the settlement date of any securitization which holds the Note last contributed to a securitization or (ii) May 6, 2023 (the “Permitted Release Date”) and prior to the Open Prepayment Date, to voluntarily defease all, but not part, of the 65 Broadway Whole Loan by and upon the satisfaction of the following conditions (such event, a “Defeasance Event”):

(i)       the Borrower provides not less than 30 days nor more than 90 days prior written notice to the lender specifying the 65 Broadway Loan Payment Date (the “Defeasance Date”) on which the Defeasance Event will occur;

(ii)       the Borrower pays to the lender all accrued and unpaid interest on the principal balance of the 65 Broadway Whole Loan to and including the Defeasance Date; if for any reason the Defeasance Date is not a 65 Broadway Loan Payment Date, the Borrower will be required to also pay interest that would have accrued on the Notes through and including the next 65 Broadway Loan Payment Date, unless the Defeasance Deposit will include (or if the U.S. Obligations purchased with such Defeasance Deposit provides for payment of) all principal and interest computed from the 65 Broadway Loan Payment Date prior to the Defeasance Date through the next succeeding 65 Broadway Loan Payment Date;

(iii)       the Borrower pays to the lender all other sums, not including scheduled interest or principal payments, then due under the Notes, the 65 Broadway Whole Loan, the Mortgage and the other Loan Documents;

(iv)       the Borrower delivers to the lender the Defeasance Deposit;

(v)       the Borrower executes and delivers a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this “—Defeasance” section (the “Security Agreement”);

(vi)       the Borrower delivers an opinion of counsel for the Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) the Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Notes to the Successor Borrower, (B) the lender has a perfected first priority security interest in the

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Defeasance Deposit and the U.S. Obligations delivered by the Borrower, (C) the Issuing Entity will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code, as a result of such Defeasance Event, (D) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Notes as indebtedness for federal income tax purposes, and (E) delivery of the Defeasance Deposit and the grant of a security interest in the Defeasance Deposit to the lender will not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law;

(vii)       the Borrower delivers a Rating Agency Confirmation from the Rating Agency with respect to such Defeasance Event and, if required by the Rating Agency, the Borrower also delivers or causes to be delivered (from counsel satisfactory to the lender) a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to the lender and the Rating Agency;

(viii)       the Borrower delivers an officer’s certificate certifying that the requirements set forth in the Loan Agreement have been satisfied;

(ix)       the Borrower delivers a certificate of the Borrower’ independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x)       the Borrower delivers such other certificates, documents or instruments as the lender may reasonably request; and

(xi)       the Borrower pays all reasonable, out-of-pocket costs and expenses of the lender incurred in connection with the Defeasance Event, including (A) any actual, out-of-pocket costs and expenses associated with a release of the lien of the mortgage, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agency, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Notes, or otherwise required to accomplish the defeasance and (E) the costs and expenses of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor, including reasonable attorneys’ fees and expenses.

In connection with each Defeasance Event, the Borrower will be required to use, or cause to be used, the Defeasance Deposit to purchase U.S. Obligations which provide payments (A) on or prior to, but as close as possible to, all successive scheduled 65 Broadway Loan Payment Dates after the Defeasance Date upon which interest payments are required under the Loan Agreement and the Notes and in amounts equal to the scheduled payments due on such Payment Dates under the Loan Agreement and the Notes (including, without limitation, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such dates) and assuming such Note is prepaid in full on the Open Prepayment Date (the “Scheduled Defeasance Payments”). The Borrower, pursuant to the Security Agreement or other appropriate document, must authorize and direct that the payments received from the U.S. Obligations and to pay all related costs and expenses may be made directly to the Clearing Account (unless otherwise directed by the lender) and applied to satisfy the debt. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this “—Defeasance” section will be remitted to the Borrower.

In connection with any Defeasance Event, the Borrower is required to transfer and assign all obligations, rights and duties under and to the Notes, the Loan Agreement and the Security Agreement together with the pledged Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit to a newly-created successor entity, which entity must be a single purpose, bankruptcy remote entity and which entity must be designated or established by the lender, at the lender’s option (the “Successor Borrower”). Such Successor Borrower is required to assume the obligations under the Notes and any Security Agreement and will be bound by and obligated under the Loan Agreement.

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“Defeasance Deposit” means an amount equal to the remaining principal amount of the Notes, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Notes to a Successor Borrower, if applicable, or otherwise required to satisfy the provisions of this section and “—Prepayment” above (including, without limitation, any fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection with the transfer of the Notes).

“Defeasance Payment Amount” means amount which, when added to the remaining principal amount of the Notes, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments plus any required Yield Maintenance Premium in connection with the Defeasance Event giving rise to such purchase.

“U.S. Obligations” means non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agency, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

Payment of Certain Trust Fund Expenses

Pursuant to the Loan Agreement, the Borrower is required to promptly reimburse the lender on demand for the following costs, fees and expenses of the Master Servicer, the Special Servicer or the Trustee, as applicable: (a) interest payable on advances made by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with respect to delinquent debt service payments or expenses paid by the Master Servicer, the Special Servicer or the Trustee in respect of the protection and preservation of the 65 Broadway Mortgaged Property (including, without limitation, on account of basic carrying costs), (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees, if any, or any other similar fees payable by the lender to the Master Servicer, the Special Servicer or the Trustee which may be due and payable under the Pooling and Servicing Agreement (whether on a periodic or a continuing basis) as a result of a 65 Broadway Loan Event of Default under the 65 Broadway Whole Loan, the 65 Broadway Whole Loan becoming specially serviced, the commencement or continuance of any enforcement action of any kind with respect to the 65 Broadway Whole Loan or any of the Loan Documents, a refinancing or a restructuring of the credit arrangements provided under the Loan Agreement in the nature of a “work-out” of the Loan Documents, or any Bankruptcy Action involving the Borrower, the Principal, the Guarantor or any of their respective principals or affiliates, (c) all costs and expenses of any inspection of the 65 Broadway Mortgaged Property and/or appraisals of the 65 Broadway Mortgaged Property (or any updates to any existing inspection or appraisal) that the Master Servicer, Special Servicer or Trustee may be required to obtain in accordance with the Loan Agreement (other than the cost of regular annual inspections required to be borne by the Master Servicer, the Special Servicer or the Trustee under the Pooling and Servicing Agreement); and (d) all costs and expenses relating to or arising from any special requests made by the Borrower or the Guarantor during the term of the 65 Broadway Whole Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the 65 Broadway Whole Loan.

“Bankruptcy Action” means with respect to any person (a) such person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such person; (c) such person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any person; (d) such person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such person or any portion of the 65 Broadway Mortgaged Property other than by or on behalf of the lender; (e) the filing of a petition against a

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person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law, (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a person or of the whole or any substantial part of its property or assets or (g) such person making an assignment for the benefit of creditors, or admitting, in writing in any legal proceeding, its insolvency or inability to pay its debts as they become due, unless to do otherwise would require a false statement or violate Rule 9011 of the Federal Rules of Bankruptcy Procedure or other applicable rules requiring a sufficient legal and factual basis for filing papers in a proceeding under federal or state insolvency law.

Lockbox and Cash Management Account

The Borrower is required to establish and maintain a segregated Eligible Account (the “Clearing Account”) with the Clearing Bank in trust for the benefit of the lender, which Clearing Account is under the sole dominion and control of the lender. The Borrower is required (or is required to cause the Property Manager to) deliver duly executed tenant direction letters to all tenants under leases which instruct each such tenant to deliver all rents payable under such leases directly to the Clearing Account. The Borrower is required to, and is required to cause the Property Manager to, deposit into the Clearing Account within two Business Days after receipt all amounts received by the Borrower or the Property Manager constituting rents and all other money received by a Borrower or the Property Manager with respect to the 65 Broadway Mortgaged Property. The Borrower will cause the Clearing Bank to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Clearing Account once every Business Day. Funds deposited into the Clearing Account will not be commingled with other monies held by the Borrower, the Property Manager or the Clearing Bank.

The lender has established and is required to maintain a segregated Eligible Account (the “Cash Management Account”) to be held by the Deposit Bank in trust for the benefit of the lender, and which will be under the sole dominion and control of the lender. The lender and the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will have the sole right to make withdrawals from the Cash Management Account and the subaccounts and all costs and expenses for establishing and maintaining the Cash Management Account and the subaccounts will be paid by the Borrower. All monies deposited into the Cash Management Account and subaccounts will be deemed additional security for the debt.

Provided no 65 Broadway Loan Event of Default has occurred and is continuing, on each 65 Broadway Loan Payment Date (or, if such 65 Broadway Loan Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account are required to be applied by the lender (or by the Deposit Bank at the lender’s direction) to the payment of the following items in the order indicated:

(i)       First, payment to the lender (for deposit in the Tax and Insurance Escrow Account) in respect of the Tax and Insurance Escrow Funds in accordance with “—Reserve Funds—Tax and Insurance Escrow Account” below;

(ii)       Second, payment to the Deposit Bank of the fees and expenses of the Deposit Bank then due and payable pursuant to the Cash Management Agreement;

(iii)       Third, payment to the lender of the monthly debt service payment amount;

(iv)       Fourth, payment to the lender (for deposit in the Capital Expenditure Reserve Account) in respect of the Capital Expenditures Monthly Deposit in accordance with “—Reserve Funds—Capital Expenditure Reserve Account” below;

(v)       Fifth, payment to the lender (for deposit in the Rollover Reserve Account) in respect of the Rollover Reserve Monthly Deposit in accordance with the terms and conditions of “—Reserve Funds—Rollover Reserve Account” below;

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(vi)       Sixth, payment to the lender of any other amounts then due and payable under the Loan Documents (other than the outstanding principal balance of the 65 Broadway Whole Loan);

(vii)       Seventh, payment to the Borrower in an amount equal to the aggregate of (A) operating expenses due and payable by the Borrower during the succeeding month as set forth in the approved annual budget, and (B) extraordinary expenses, if any, approved by the lender; and

(viii)       Lastly, all amounts then remaining after payment of items (i) through (vii) above (the “Excess Cash”) as follows:

(A)       during the continuance of a Cash Trap Period arising solely as a result of a Primary Tenant Cash Trap Period, into the Primary Tenant Reserve Account in accordance with “—Reserve Funds—Primary Tenant Reserve Account” below;

(B)       during the continuance of a Cash Trap Period other than a Cash Trap Period triggered solely by a Primary Tenant Cash Trap Period, into the Excess Cash Flow Reserve Account in accordance with “—Reserve Funds—Excess Cash Flow Reserve Account” below; and

(C)       if no Cash Trap Period is then continuing, to the Borrower.

“Cash Management Agreement” means that certain cash management agreement, dated as of the Origination Date, among the Borrower, the lender and the Deposit Bank that maintains the Cash Management Account as of the Origination Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Clearing Bank means KeyBank National Association, or any successor or permitted assigns of KeyBank National Association.

“Deposit Bank” means KeyBank National Association, or any successor Eligible Institution acting as “Deposit Bank” under the Cash Management Agreement.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s, in the case of accounts in which funds are held for 30 days or less and (ii) in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s or (b) such other depository institution otherwise approved by the Rating Agencies from time to time. Notwithstanding the foregoing, KeyBank National Association will be deemed an Eligible Institution for purposes of the Clearing Bank and the Deposit Bank.

Reserve Funds

The following reserve accounts were established on or before the Origination Date and are required to be funded upon the occurrence of specified events as described below and are required to be maintained as set forth below.

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Tax and Insurance Escrow Account

On the Origination Date, the Borrower was required to deposit with the lender the $932,000 for the payment of real estate taxes and $183,300 for the payment of insurance premiums, in each case, to be held in the Tax and Insurance Escrow Account. Additionally, the Borrower is required to pay to the lender on each 65 Broadway Loan Payment Date (a) one-twelfth of the real estate taxes that the lender estimates will be payable during the next ensuing 12 months in order to accumulate with the lender sufficient funds to pay all such taxes at least 30 days prior to their respective due dates, and (b) one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration of the insurance policies in order to accumulate with the lender sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the insurance policies (the “Tax and Insurance Escrow Funds”). The lender holds the Tax and Insurance Escrow Funds in the tax and insurance escrow account (the “Tax and Insurance Escrow Account”).

Provided no 65 Broadway Loan Event of Default has occurred and is continuing, the lender will timely apply the Tax and Insurance Escrow Funds to payments of taxes and insurance premiums required to be made by Borrower pursuant to the Loan Agreement and under the Mortgage. If the amount of the Tax and Insurance Escrow Funds exceeds the amounts due for taxes and insurance premiums, the lender may, in its sole discretion, return any excess to the Borrower or credit such excess against the next ensuing future payments to be made to the Tax and Insurance Escrow Funds.

Required Repairs Account

On the Origination Date, the Borrower was required to deposit with the lender $33,330 for the payment and cost of the Required Repairs (the “Required Repairs Funds”). The lender will hold the Required Repairs Funds in the required repair funds account (the “Required Repairs Account”).

The Borrower will be required to perform the Required Repairs on or before the required deadline for each repair as set forth in the Loan Agreement. It will be a 65 Broadway Loan Event of Default if (a) the Borrower does not complete the Required Repairs by the required deadline for each repair as set forth in the Loan Agreement, or (b) the Borrower does not satisfy each condition contained in this section. However, the inability of the Borrower to complete any one or more of the Required Repairs within the applicable time periods will not, in and of itself, constitute a 65 Broadway Loan Event of Default, provided that the Borrower is and has diligently and continuously taken all commercially reasonable steps necessary to complete the Required Repair(s) in question. Upon the occurrence of such a 65 Broadway Loan Event of Default, the lender, at its option, may withdraw all Required Repairs Funds from the Required Repairs Account and the lender may apply such funds either to completion of the Required Repairs or toward reduction of the outstanding principal balance of the 65 Broadway Whole Loan in such order, proportion and priority as the lender may determine in its sole discretion. The lender’s right to withdraw and apply Required Repairs Funds will be in addition to all other rights and remedies provided to the lender under the Loan Agreement and the Loan Documents. Upon completion of the Required Repairs in accordance with the terms of the Loan Agreement, any funds remaining in the Required Repairs Account are required to be released to the Borrower.

“Required Repairs” means certain repairs which the Borrower is required to complete at the 65 Broadway Mortgaged Property, general relating to fire and sprinkler systems, building code violations, plumbing and ADA compliance.

Excess Cash Flow Reserve Account

Upon the occurrence and during the continuance of a Cash Trap Period (other than a Cash Trap Period continuing solely as a result of a Primary Tenant Cash Trap Period), the lender will be required to collect all Excess Cash and such amounts will be held by the lender in an account (the “Excess Cash Flow Reserve Account” as additional security for the 65 Broadway Whole Loan. Notwithstanding the foregoing, if a Primary Tenant Cash Trap Period has occurred and is then continuing during the

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continuance of any Cash Trap Period (other than a Cash Trap Period triggered solely as a result of a Primary Tenant Cash Trap Period), the lender will have the right (but not the obligation) to allocate any funds in the Excess Cash Flow Reserve Account to the Primary Tenant Reserve Account, to be held and disbursed in accordance with the terms and conditions of “—Reserve Funds—Primary Tenant Reserve Account” below.

Upon the conclusion of any Cash Trap Period (and provided no other Cash Trap Period is then continuing), any finds held in the Excess Cash Flow Reserve Account will be required to be returned to the Borrower.

A “Cash Trap Period” will be deemed to (a) commence upon: (i) the occurrence of any 65 Broadway Loan Event of Default; (ii) if any Bankruptcy Action of the Borrower, the Principal, the Guarantor or the Property Manager has occurred; (iii) commencement of a Primary Tenant Cash Trap Period; or (iv) the failure by the Borrower, after the end of a calendar quarter, to maintain the debt service coverage ratio of at least 1.10x; and (b) have terminated, if ever: (i) in the case of clause (a)(i), the lender accepts a cure of the 65 Broadway Loan Event of Default giving rise to such Cash Trap Period and no other 65 Broadway Loan Event of Default has occurred which is continuing (provided that no other Cash Trap Period is then continuing) (ii) in the case of a Bankruptcy Action of the Property Manager only, if the Borrower replace the Property Manager with a Qualified Property Manager under a replacement management agreement; or (iii) in the case of clause (a)(iii), such Primary Tenant Cash Trap Period has terminated (provided that no other Cash Trap Period is then continuing); (iv) in the case of the foregoing clause (a)(iv) for two consecutive calendar quarters since the commencement of the existing Cash Trap Period, the debt service coverage ratio has been at least equal to 1.15x (provided that no other Cash Trap Period is then continuing); or (v) in the case of clause (a)(iv), provided that no 65 Broadway Loan Event of Default is then continuing, the date on which Excess Cash reserve funds collected in the Excess Cash Flow Reserve Account are equal to $2,500,000.00 (provided, however, that, if a 65 Broadway Loan Event of Default is then continuing, this clause (v) will not apply).

Capital Expenditure Reserve Account

The Borrower will be required to deposit $5,032 (the "Capital Expenditures Monthly Deposit”) on each 65 Broadway Loan Payment Date which is the amount reasonably estimated by the lender in its sole discretion to be due for replacements and repairs required to be made to the 65 Broadway Mortgaged Property during the calendar year. Amounts so deposited are the “Capital Expenditures Funds” and the account in which such amounts are held is the "Capital Expenditure Reserve Account”.

The lender may reassess its estimate of the amount necessary for the Capital Expenditure Funds from time to time, and may increase the monthly amounts required to be deposited into the Capital Expenditure Reserve Account upon 30 days’ notice to the Borrower if the lender determines in its reasonable discretion that an increase is necessary to properly maintain and operate the 65 Broadway Mortgaged Property.

Rollover Reserve Account

The Borrower deposited with the lender (i) on the Origination Date, $1,500,000 and (ii) on each 65 Broadway Loan Payment Date commencing with the 65 Broadway Loan Payment Date on which the balance on deposit in the Rollover Reserve Account is below $750,000, the Borrower will be required to deposit an amount equal to $29,601 (the “Rollover Reserve Monthly Deposit”), which amounts will be held by the lender for approved leasing expenses incurred following the Origination Date. In addition, the Borrower is required to pay to the lender for deposit with the lender those additional funds described in below. All such amounts so deposited are the “Rollover Reserve Funds” and the account to which such amounts are held is the “Rollover Reserve Account”. Notwithstanding the foregoing, so long as (x) the debt service coverage ratio is equal to or greater than 1.15x and (y) the 65 Broadway Mortgaged Property is not less than 95% occupied by tenants that are in occupancy, open for business and paying rent under their applicable leases (after the expiration of any free rent or rent concession periods), the Borrower’s obligation to make the Rollover Reserve Monthly Deposits will be suspended if and for so long as the

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balance of funds then on deposit in the Rollover Reserve Account (excluding any amounts deposited in accordance with the succeeding paragraph (such amounts, the “Excluded Rollover Funds”)) equals or exceeds $1,000,000.00 (the “Rollover Reserve Cap”); provided, however, that if the balance on deposit in the Rollover Reserve Account (excluding the Excluded Rollover Funds) at any time thereafter falls below the Rollover Reserve Cap, the Borrower’s obligation to make the Rollover Reserve Monthly Deposits will then recommence until the balance of funds on deposit (excluding any Excluded Rollover Funds) in the Rollover Reserve Account once again equals or exceeds the Rollover Reserve Cap.

In addition to the required deposits set forth above, the following items are required to be deposited into the Rollover Reserve Account and held as Rollover Reserve Funds, which Rollover Reserve Funds will be held by the lender and disbursed only in accordance with the Loan Agreement. The Borrower is required to advise the lender at the time of receipt and the nature of receipt of such funds:

(i)       Other than Primary Tenant Lease Termination Payments (which will be deposited into the Primary Tenant Reserve Account in accordance with “—Primary Tenant Reserve Account” below), all sums paid with respect to (A) a modification of any lease or otherwise paid in connection with the Borrower taking any action under any lease (e.g., granting a consent) or waiving any provision of such lease, (B) any settlement of claims of the Borrower against third parties in connection with any lease; (C) any rejection, termination, surrender or cancellation of any lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions), and (D) any sum received from any tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any tenant or former tenant (to the extent not being paid for use and occupancy or holdover rent); and

(ii)       Any other extraordinary event pursuant to which the Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of the 65 Broadway Mortgaged Property not otherwise covered by the Loan Agreement or the Cash Management Agreement.

Primary Tenant Reserve Account

On each 65 Broadway Loan Payment Date during the continuance of a Primary Tenant Cash Trap Period (provided no Cash Trap Period is then continuing (other than a Cash Trap Period triggered solely as a result of a Primary Tenant Cash Trap Period)), the Borrower is required to pay to the lender all Excess Cash, which amounts will be deposited with and held by the lender for Primary Tenant Space Approved Leasing Expenses incurred in connection with a Primary Tenant Lease following the Origination Date. In addition, in the event that the Borrower makes a Primary Tenant Trigger Cure Deposit as permitted under the Loan Agreement, the lender will transfer such amounts into the Primary Tenant Reserve Account. All such amounts so deposited are the “Primary Tenant Reserve Funds” and the account in which such amounts are held is the “Primary Tenant Reserve Account”.

In addition to the deposits set forth above, all Primary Tenant Lease Termination Payments will be deposited into the Primary Tenant Reserve Account and held as Primary Tenant Reserve Funds and will be disbursed and released as set forth in the Loan Agreement, and Borrower is required to advise the lender at the time of receipt of such funds of the nature of such receipt so that the lender will have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Primary Tenant Reserve Account pursuant to the Cash Management Agreement.

In the event that Primary Tenant Reserve Funds are being swept (or are applicable to) more than one Primary Tenant Lease, such Primary Tenant Reserve Funds will be reasonably allocated by the lender as between or among such related Primary Tenant Space (provided that any Primary Tenant Lease Termination Payments received with respect to a Primary Tenant Lease will be allocated by the lender to such related Primary Tenant Space).

“Arbor E&T Lease” means that that certain Lease, dated as of February 7, 2019, between the Borrower, as landlord, and Arbor E&T LLC d/b/a Rescare Workforce Services, a Kentucky limited liability

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company, as tenant (with respect to Suites 700, 800 and 1301/1302 at the 65 Broadway Mortgaged Property), as the same may be amended, supplemented or otherwise modified from time in accordance with the Loan Agreement.

“Primary Tenant” means the tenant under a Primary Tenant Lease.

“Primary Tenant Cash Trap Period” will be deemed to (i) commence upon the occurrence of a Primary Tenant Trigger Event, and (ii) end, if ever, upon the occurrence of a Primary Tenant Trigger Cure Event.

“Primary Tenant Lease” means (i) the Arbor E&T Lease or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers 20,000 or more rentable square feet, as the same may be amended, supplemented or otherwise modified from time in accordance with the Loan Agreement.

“Primary Tenant Lease Termination Payments” mean, collectively, all sums paid with respect to any rejection, termination, surrender or cancellation of any Primary Tenant Lease (including in any Primary Tenant Party insolvency proceeding) or any lease buy-out or surrender payment from any tenant under a Primary Tenant Lease (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit).

“Primary Tenant Party” means a Tenant under a Primary Tenant Lease or its direct or indirect parent company (if any).

“Primary Tenant Qualified Lease” means either: (A) the original Primary Tenant Lease, as extended in accordance with (i) the express renewal option set forth in such Primary Tenant Lease and, with respect to which, the terms of such renewal are on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances or (ii) a modification of the Primary Tenant Lease approved by the lender, or (B) one or more replacement leases with a term of not less than five years, at a net effective rental rate reasonably acceptable to the lender (but in no event less than a net effective rental rate that (together with all other Primary Tenant Lease replacement leases and other leases at the 65 Broadway Mortgaged Property that are not the subject of a Primary Tenant Cash Trap Period) would result in a debt service coverage ratio of at least 1.15x), and otherwise in form and substance and upon terms reasonably acceptable to the lender.

“Primary Tenant Space” means, that portion of the 65 Broadway Mortgaged Property demised to the Primary Tenant under the applicable Primary Tenant Lease.

“Primary Tenant Space Approved Leasing Expenses” means actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to affiliates of the Borrower or the Guarantor to the extent such expenses have been expressly approved by the lender) incurred by the Borrower in leasing Primary Tenant Space at the 65 Broadway Mortgaged Property pursuant to Primary Tenant Qualified Leases, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by the lender in connection with approving the applicable lease, or (B) otherwise approved by the lender, which approval may not be unreasonably withheld or delayed, and (ii) are substantiated by executed lease documents and brokerage agreements.

“Primary Tenant Trigger Cure Event” will end upon the first to occur of the following:

(i)       in the case of clauses (i), (ii), (iii), and (iv) of the definition of “Primary Tenant Trigger Event”, the entirety (or applicable portion) of the Primary Tenant Space is leased pursuant to one or more Primary Tenant Qualified Leases and, in the lender’s judgment, (x) debt service coverage ratio of is at least 1.15x and (y) sufficient funds have been accumulated in the Primary Tenant Reserve Account (during the continuance of the subject Primary Tenant Cash Trap Period) to cover all anticipated Primary Tenant Space Approved Leasing Expenses, free rent periods, and/or rent abatement periods set forth in all such Primary Tenant Qualified Leases and any

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shortfalls in required payments under the Loan Agreement or Operating Expenses as a result of any anticipated down time prior to the commencement of payments under such Primary Tenant Qualified Leases;

(ii)       in the case of clause (i) of the definition of “Primary Tenant Trigger Event”, the date on which the subject Tenant under the Primary Tenant Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with Borrower and acceptable to the lender) with respect to all of its Primary Tenant Space, and in the lender’s judgment, sufficient funds have been accumulated in the Primary Tenant Reserve Account (during the continuance of the subject Primary Tenant Cash Trap Period) to cover all anticipated Primary Tenant Space Approved Leasing Expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension;

(iii)       in the case of clause (ii) of the definition of “Primary Tenant Trigger Event”, if such termination option is not validly exercised by the tenant under the applicable Primary Tenant Lease by the latest exercise date specified in such Primary Tenant Lease or is otherwise validly and irrevocably waived in writing by the related tenant;

(iv)       in the case of clause (v) of the definition of “Primary Tenant Trigger Event”, the date on which the subject default has been cured, and no other default under such Primary Tenant Lease occurs for a period of six consecutive months following such cure;

(v)       in the case of clause (vi) of the definition of “Primary Tenant Trigger Event”, either (a) the applicable Primary Tenant or its direct or indirect parent company insolvency proceeding has terminated and the applicable Primary Tenant Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Primary Tenant Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender;

(vi)       in the case of clauses (i), (ii), (iii), (iv), (v) and (vi) of the definition of “Primary Tenant Trigger Event”, provided that no 65 Broadway Loan Event of Default is then continuing, the date on which the Primary Tenant Reserve Funds in the Primary Tenant Reserve Account collected with respect to the Primary Tenant Lease in question (including any Primary Tenant Lease Termination Payments with respect to such Primary Tenant Lease deposited into the Primary Tenant Reserve Account) is equal to at least $2,500,000 (provided, however, that if a 65 Broadway Loan Event of Default is then continuing, in no event will this clause (vi) apply); and

(vii)       in the case of clauses (i), (ii), (iii) and (iv) of the definition of “Primary Tenant Trigger Event”, the date on which the Borrower has deposited with the lender, from its own funds, an amount (the “Primary Tenant Trigger Cure Deposit”) determined by the lender in good faith that, together with the funds then on deposit in the Primary Tenant Reserve Account, would be sufficient to cover all anticipated Primary Tenant Space Approved Leasing Expenses, free rent periods, and/or rent abatement periods set forth in all such Primary Tenant Qualified Leases and any shortfalls in required payments hereunder or Operating Expenses as a result of any anticipated down time prior to the commencement of payments under such Primary Tenant Qualified Leases, which amount will be held and disbursed in accordance with the provisions of the Loan Agreement.

“Primary Tenant Trigger Event” means the occurrence of any of the following:

(i)       the earlier to occur of:

(A)       12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Primary Tenant Lease;

(B)       upon the date required under a Primary Tenant Lease by which the tenant under such lease is required to give notice of its exercise of a renewal option (and such renewal has not been so exercised);

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(ii)       the receipt by the Borrower or Property Manager of notice from any tenant under a Primary Tenant Lease exercising its right to terminate its Primary Tenant Lease;

(iii)       the date that a Primary Tenant Lease (or any material portion of such Primary Tenant Lease) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the Borrower or Property Manager of written notice from any tenant under a Primary Tenant Lease of its intent to surrender, cancel or terminate the Primary Tenant Lease (or any material portion of such Primary Tenant Lease prior to its then current expiration date);

(iv)       the date that any tenant under a Primary Tenant Lease discontinues its business (i.e., “goes dark”) at its Primary Tenant Space at the 65 Broadway Mortgaged Property (or any material portion of such Primary Tenant Lease) or give written notice that it intends to discontinue its business at its Primary Tenant Space at the 65 Broadway Mortgaged Property (or any material portion thereof);

(v)       upon a default under a Primary Tenant Lease by the tenant under such lease that continues beyond any applicable notice and cure period; or

(vi)       the occurrence of a Primary Tenant Party insolvency proceeding.

Initial TI/LC Reserve Account

On the Origination Date, the Borrower paid to the lender $8,073,745, which amount will be held by lender for approved leasing expenses incurred following the Origination Date in connection with certain leases specified in the Loan Agreement.

Free Rent Reserve Account

The Borrower paid to the lender on the Origination Date an amount equal to $4,505,033 as a reserve for free rent to tenants under certain leases set forth on a schedule to the Loan Agreement.

Maintenance of Reserve Accounts

Upon the occurrence and during the continuance of a 65 Broadway Loan Event of Default, the lender may, in addition to any and all other rights and remedies available to the lender, apply any sums then present in any or all of the reserve funds to the reduction of the outstanding principal balance of the 65 Broadway Whole Loan in any order in its sole discretion.

The reserve funds will not constitute trust funds and may be commingled with other monies held by the lender. No earnings or interest on the reserve funds will be payable to the Borrower. The reserve funds (other than the Tax and Insurance Escrow Funds) will be held in an Eligible Account and credited with interest at a rate selected by the lender, which interest rate may not be the highest interest rate then available, provided that selection of the rate must be consistent with the general standards at the time being utilized by the lender or any Master Servicer, in establishing similar accounts for loans of comparable type. All such interest will be added to and become a part of such reserve funds and will be disbursed in the same manner as other monies comprising such reserve funds. None of the lender, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee nor the Operating Advisor will be responsible, and have no liability, for any losses incurred on the investment of any reserve funds held in an Eligible Account. The Borrower will be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the reserve funds.

Permitted Transfers

Without the prior written consent of the lender, the Borrower may not, and may not cause or permit any other Restricted Party to (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the 65

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Broadway Mortgaged Property or any part of the 65 Broadway Mortgaged Property or any legal or beneficial interest in the 65 Broadway Mortgaged Property, (ii) permit a sale or pledge of any interest in any Restricted Party, (iii) enter into or subject the 65 Broadway Mortgaged Property to a PACE Loan or (iv) transfer any interest in the Tenant in Common Agreement (any of the foregoing clauses (i), (ii), (iii) or (iv), a “Transfer”) other than (A) Transfers pursuant to leases of space in the improvements to tenants in accordance with the provisions of Loan Agreement and (B) Permitted Transfers.

A Transfer includes, but is not limited to, (i) an installment sales agreement in which the Borrower agree to sell the 65 Broadway Mortgaged Property, or any part of the 65 Broadway Mortgaged Property, for a price to be paid in installments; (ii) an agreement by the Borrower leasing all or substantially all of the 65 Broadway Mortgaged Property for other than actual occupancy by a space tenant under such agreement, or a sale, assignment or other transfer of, or the grant of a security interest in, the Borrower’ right, title and interest in and to any leases or any rents; (iii) if a Restricted Party is a corporation (provided that, for the avoidance of doubt, none of the Borrower nor Principal may be a corporation), any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, division (under Section 18-217 of the Delaware Limited Liability Company Act, whether pursuant to a plan of division or otherwise) or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an affiliated manager) other than in accordance with the provisions of the Loan Agreement regarding the management of the 65 Broadway Mortgaged Property by the Property Manager.

Notwithstanding the provisions of this “—Permitted Transfers” section, but subject to the terms and conditions set forth below, the lender’s consent will not be required and no transfer fees will be payable in connection with one or a series of Transfers of: (i) direct or indirect interests in the Borrower among the Borrower Sponsors and any Borrower Sponsor Controlled Parties; (ii) not more than 49% of the direct or indirect stock, general partnership interests, the limited partnership interests, the managing member interests or non-managing membership interests (as the case may be) in the Borrower; (iii) the sale, transfer or issuance of stock in any Restricted Party so long as such stock is listed on the New York Stock Exchange or another nationally recognized stock exchange; or (iv) direct or indirect interests in the Borrower for estate planning purposes by any Borrower Sponsor to the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Borrower Sponsor, or to a trust for the benefit of such Borrower Sponsor or for the benefit of the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Borrower Sponsor.

Notwithstanding anything to the contrary in the Loan Agreement or any other Loan Documents, each Permitted Transfer other than a Special Transfer in compliance with the Loan Agreement, will be conditioned upon: (i) no such Transfer resulting in the change of Control in the Borrower such that a Borrower Sponsor Controlled Party does not Control each of the Borrower, any affiliated manager, and any Principal and the day-to-day operation of the 65 Broadway Mortgaged Property, (ii) other than a Transfer pursuant to clause (iii) of the preceding paragraph, the lender receiving not less than 30 days’ prior notice of such Transfer (or in the case of any Transfer pursuant to clause (a) or (b) set forth in the definition of “Permitted Transfer”, the lender receiving notice within 30 days of any such Transfer), (iii) the 65 Broadway Mortgaged Property continuing to be managed by a Qualified Property Manager approved in accordance with the terms and conditions of this “—Permitted Transfers” section both prior to and after such Transfer, (iv) the Borrower Sponsor and/or Borrower Sponsor Family Group continuing to directly or

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indirectly own at least a 50%, in the aggregate, equity interest in each of the Borrower and any Principal both prior to and after such Transfer, (v) each proposed transferee (A) remaking the representations contained in the Loan Agreement applicable to such proposed transferee, including those relating to special purpose entity requirements, ERISA matters, the USA Patriot Act, OFAC and matters concerning Embargoed Persons and (B) satisfying, to the lender’s satisfaction, the lender’s “know your customer” requirements relating to the creditworthiness, reputation, background and qualifications of such proposed transferee, provided, however, that the lender’s “know your customer” requirements will not apply if such proposed transferee owns or will own less than a 10% direct or indirect interests in the Borrower, and (vi) other than in the case of any Transfer pursuant to clause (a) or (b) set forth in the definition of “Permitted Transfer”, no 65 Broadway Loan Event of Default continuing on the date such Transfer occurs and on the day after such Transfer occurs. Upon request from the lender, the Borrower will be required to promptly provide the lender with a revised version of the organizational chart delivered to the lender in connection with the 65 Broadway Whole Loan reflecting any Permitted Transfer consummated in accordance with this “—Permitted Transfers” section. If after giving effect to any such Transfer, more than 49% in the aggregate of direct or indirect interests in the Borrower is owned by any person and its affiliates that owned less than 49% direct or indirect interest in the Borrower as of the Origination Date, the Borrower will be required to, no less than 30 days prior to the effective date of any such Transfer (other than a sale, transfer or issuance of stock in any Restricted Party so long as such stock is listed on the New York Stock Exchange or another nationally recognized stock exchange above), deliver to the lender (x) an additional insolvency opinion acceptable to the lender and the Rating Agencies, and (y) a Rating Agency Confirmation.

“Borrower Sponsor” means one or more of Meyer Chetrit, an individual, and Robert Wolf, an individual.

“Borrower Sponsor Controlled Party” means an entity Controlled by the Borrower Sponsor(s).

“Borrower Sponsor Family Group” means the Borrower Sponsor and/or his spouse, parents, siblings, children, grandchildren or other lineal descendants and/or family trusts for the benefit of Borrower Sponsor and his spouse, children, parents, siblings, grandchildren or other lineal descendants.

“Control” means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” will have correlative meanings.

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA Patriot Act (including the anti-terrorism provisions of the USA Patriot Act), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under such trade restrictions, including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in the Borrower, the Principal or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the 65 Broadway Whole Loan made by the lender is in violation of law.

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“PACE Loan” means any Property-Assessed Clean Energy loan or other similar arrangement through which a property owner receives financing in exchange for voluntary special tax assessments or other liens or encumbrances on the 65 Broadway Mortgaged Property for the purpose of financing energy-efficient improvements, renewable energy projects or otherwise. For the avoidance of doubt, PACE Loans are not permitted indebtedness and liens securing PACE Loans are not Permitted Encumbrances.

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), and all regulations under the PATRIOT Act, as the same may be amended.

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“Permitted Encumbrance” means (a) the liens and security interests created by the Loan Documents, (b) all liens, encumbrances and other matters disclosed in the title insurance policy, (c) liens, if any, for taxes or other charges imposed by any governmental authority that are not yet delinquent, (d) mechanics’ or materialmen’s liens that either (i) secure sums not yet due and payable, (ii) secure sums for which the Borrower is not indebted, (iii) secure sums not in excess of $250,000, or (iv) are bonded or insured over to the lender’s reasonable satisfaction; provided, however, that with respect to the foregoing subclauses (ii) and (iii), such sums will be deemed “Permitted Encumbrances” for purposes of this definition only if, after written notice to the lender, the Borrower, at its own expense, is contesting the amount or validity of the same by appropriate legal proceedings in accordance with the Loan Documents, promptly initiated and conducted in good faith and with due diligence, and provided further that the conditions set forth in the Mortgage are also satisfied in respect of such contest, and (e) such other title and survey exceptions as the lender has approved or may approve in writing in the lender’s reasonable discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the 65 Broadway Mortgaged Property or the Borrower’ ability to repay the 65 Broadway Whole Loan. Permitted Encumbrances expressly exclude any PACE Loans.

“Permitted Transfers” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the person or persons lawfully entitled to such stock, membership interests, partnership interests or other ownership interests, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the person or persons lawfully entitled to such stock, membership interests, partnership interests or other ownership interests, (c) any transfer permitted pursuant to this “—Permitted Transfers” section and (d) the transfer of the interests of Owner III Borrower in the 65 Broadway Mortgaged Property to Owner I Borrower and/or Owner II Borrower.

Assumption

No assumption of the 65 Broadway Whole Loan is permitted during the period that is 30 days prior to and continuing until 30 days following the securitization of any portion of the 65 Broadway Whole Loan. Subject to the remaining requirements of this “—Assumption” section, the Borrower will have the right to unlimited Transfers of the 65 Broadway Mortgaged Property in its entirety (a “Special Transfer”) with the lender’s consent, not to be unreasonably withheld, provided no 65 Broadway Loan Event of Default has occurred and is continuing, and the lender receives 30 days’ prior written notice of such transfer and a non-refundable application fee of $5,000 at the time the lender’s consent is sought, and further provided that the following additional requirements are satisfied:

(i)       the Borrower pays the lender a transfer fee equal to 1% of the outstanding principal balance of the 65 Broadway Whole Loan at the time of such Transfer;

(ii)       the Borrower pays any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, the lender’s counsel fees and disbursements, the fees and costs (including reasonable counsel fees and disbursements) of the Master Servicer, the Special Servicer, the Certificate Administrator and/or the Trustee, as applicable, and all recording fees, title insurance premiums and mortgage and intangible taxes, servicer costs and fees and the fees and expenses of the Rating Agency);

(iii)       the proposed transferee (the “Transferee”) has the creditworthiness, reputation and qualifications to the lender’s reasonable satisfaction;

(iv)       the Transferee’s Principals, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to the lender;

(v)       the Transferee, the Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by the Transferee’s Principals (the “Related Entities” have not been party to any Bankruptcy Action within seven years prior to the date of the proposed Transfer;

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(vi)       the Transferee assumes all of the obligations of the Borrower under the Loan Documents coming due from and after the date of such assumption in a manner reasonably satisfactory to the lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to the lender;

(vii)       there is no material litigation or regulatory action pending or threatened against the Transferee, the Transferee’s Principals or the Related Entities which is not reasonably acceptable to the lender;

(viii)       the Transferee, the Transferee’s Principals and the Related Entities have not defaulted under its or their obligations with respect to any other indebtedness in a manner which is not reasonably acceptable to the lender;

(ix)       the Transferee and the Transferee’s Principals satisfy certain representations and covenants set forth in the Loan Agreement, no Default or 65 Broadway Loan Event of Default will otherwise occur as a result of such Transfer, and the Transferee and the Transferee’s Principals deliver (A) all organizational documentation reasonably requested by the lender, which is reasonably satisfactory to the lender and (B) all certificates, agreements and covenants reasonably required by the lender;

(x)       the Rating Agency issues a Rating Agency Confirmation with respect to such Transfer;

(xi)       the Borrower or the Transferee, at its sole cost and expense, delivers to the lender an additional insolvency opinion reflecting such Transfer satisfactory in form and substance to the lender and the Rating Agency;

(xii)       one or more substitute guarantors reasonably acceptable to the lender assumes all of the liabilities and obligations of the Guarantor under the guaranty and the Environmental Indemnity Agreement arising from and after the date of such Transfer to Transferee or will be required to execute a replacement guaranty and environmental indemnity in form and substance reasonably satisfactory to the lender (and upon delivery of such replacement guaranty and environmental indemnity, the Guarantor will have no further liability with respect to events arising from and after the delivery of such replacement guaranty and environmental indemnity);

(xiii)       the Borrower delivers, at its sole cost and expense, an endorsement to the title insurance policy, as modified by the assumption agreement, as to the continuing priority of the lien of the Mortgage and naming the Transferee as owner of the 65 Broadway Mortgaged Property, which endorsement insures that, as of the date of the recording of the assumption agreement, the 65 Broadway Mortgaged Property will not be subject to any additional exceptions or liens other than those contained in the title insurance policy issued on the Origination Date and the Permitted Encumbrances;

(xiv)       the 65 Broadway Mortgaged Property is managed by a Qualified Property Manager pursuant to a replacement management agreement or self-managed by Transferee to the extent approved by the lender;

(xv)       the Borrower delivers to the lender such information regarding any persons and their respective affiliates owning 10% or more in the aggregate of direct or indirect interests in any Borrower as the lender reasonably requires in order to permit the lender to run background and credit searches and provided the results of such searches are reasonably satisfactory to the lender; and

(xvi)       immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and the Guarantor will be released from all liability under the Loan Agreement, the Notes, the Mortgage and the other Loan Documents accruing after such Transfer; provided that nothing in the Loan Agreement will release the Guarantor or the Borrower from any liability with respect to any claim arising or permitted to be asserted in the Loan

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Agreement or any of the Loan Documents with respect to any action or omission occurring prior to any such Permitted Transfer. Subject to the preceding sentence, the foregoing release will be effective upon the date of such Transfer, but the lender agrees to provide written evidence of the Transfer reasonably requested by the Borrower.

“Default” means the occurrence of any event under any Loan Document which, but for the giving of notice or passage of time, or both, would be a 65 Broadway Loan Event of Default.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly own a 51% or greater economic and voting interest in Transferee.

Tenant in Common Agreement

Each party obligated under the Loan Agreement as a “Borrower” (each, a “Tenant in Common”) is a party to the Tenant in Common Agreement. Each Borrower must comply with the provisions of the Tenant in Common Agreement and must cause the Tenant in Common Agreement to remain in full force and effect at all times until payment in full of the 65 Broadway Whole Loan.

Each Borrower waived in the Loan Agreement any right that it may have (whether by operation of law or pursuant to the terms of the Tenant in Common Agreement), until such time as the 65 Broadway Whole Loan is repaid in full, to make any application to or petition any court for a partition of the 65 Broadway Mortgaged Property, and, until such time as the 65 Broadway Whole Loan is repaid in full, no Borrower may make any application to or petition any court for a partition of the 65 Broadway Mortgaged Property.

Each Borrower expressly waived any and all lien rights it may have (whether by operation of law or pursuant to the terms of the Tenant in Common Agreement) against any other Borrower until such time as the 65 Broadway Whole Loan is repaid in full for advances made in connection with the continued ownership, operation and maintenance of the 65 Broadway Mortgaged Property or as a result of the failure of any party to the Tenant In Common Agreement to perform its obligations under the Tenant in Common Agreement.

In the Loan Agreement, each Borrower assigned to the lender, as further security for the payment of the 65 Broadway Whole Loan and for the performance and observance of the terms, covenants and conditions of the Loan Documents all of the rights, privileges and prerogatives of the applicable Borrower under the Tenant in Common Agreement, including any rights of first refusal (including any such rights arising under Section 363(i) of Chapter 11 of the Bankruptcy Code), purchase options or other similar rights under the Tenant in Common Agreement. Each Borrower agreed in the Loan Agreement that any rights of first refusal, purchase options or other similar rights under the Tenant in Common Agreement afforded to any Borrower are made expressly subordinate to the Mortgage and the other Loan Documents.

Each Borrower agreed in the Loan Agreement that the Tenant in Common Agreement and any and all rights and liens created thereby in favor of any Tenant in Common (including without limitation, rights to the payment of monies, rights of indemnity, lien rights, rights of first refusal, options to purchase or other rights of acquisition) are and will be in all respects subordinate and inferior to the lien, security interest and terms of the Loan Agreement, the Mortgage, the Notes and the other Loan Documents. The Borrower may not permit any distributions to be made to any Tenant in Common pursuant to the terms of the Tenant in Common Agreement, other than distributions that are made out of excess cash flow remaining after payment of current installments of debt service and reserves due under the Loan Documents and then current payments of operating expenses for the 65 Broadway Mortgaged Property.

Each Borrower is required to promptly (i) perform and observe all of the covenants required to be performed and observed by it under the Tenant in Common Agreement and do all things necessary to preserve and to keep unimpaired its material rights under such agreement; (ii) notify the lender of any default under the Tenant in Common Agreement of which it is aware; and (iii) deliver to the lender a copy

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of any notice of default or other material notice received by the Borrower under the Tenant in Common Agreement.

The Borrower may not amend, modify, or supplement in any respect, terminate or cancel the Tenant in Common Agreement without the prior written consent of the lender or assign any Borrower’s interest in the Tenant in Common Agreement to any person, and any such termination, cancellation, modification, supplement, alteration, amendment or assignment of the Tenant in Common Agreement without prior consent of lender will be void and of no force and effect.

Notwithstanding anything in the Loan Agreement to the contrary, (i) in no event may any additional Tenant in Common interests in the 65 Broadway Mortgaged Property be granted after the Origination Date, and (ii) in no event may any individual Tenant in Common interests in the 65 Broadway Mortgaged Property be Transferred after the Origination Date except in connection with a Transfer effectuated in accordance with the express provisions of “—Permitted Transfers” above.

“Tenant in Common Agreement” means that certain Amended and Restated Tenants in Common Agreement, dated as of the Origination Date, by and among Borrower.

Maintenance and Repair; Compliance; Alterations

The Borrower must do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all legal requirements applicable to the Borrower and the 65 Broadway Mortgaged Property. The Borrower may not commit, and the Borrower must use commercially reasonable efforts not permit any other person in occupancy of or involved with the operation or use of the 65 Broadway Mortgaged Property to commit, any act or omission affording any governmental authority the right of forfeiture against the 65 Broadway Mortgaged Property or any part of the 65 Broadway Mortgaged Property or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents. The Borrower must at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business, reasonable wear and tear excepted, and must keep the 65 Broadway Mortgaged Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements to the 65 Broadway Mortgaged Property. Borrower is required to keep the 65 Broadway Mortgaged Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in the Loan Agreement.

In addition, the Borrower must cause the 65 Broadway Mortgaged Property to be operated, in all material respects, in accordance with the Management Agreement or replacement Management Agreement, as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of the Borrower to obtain the lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of the Loan Agreement), the Borrower must promptly enter into a replacement Management Agreement (or extension) with the Property Manager or another Qualified Property Manager, as applicable.

The Borrower is required to obtain the lender’s prior written consent to any alterations to any improvements, which consent may not be unreasonably withheld, conditioned or delayed except with respect to any alterations to any improvements which may have a material adverse effect on the Borrower’s financial condition, the value of the 65 Broadway Mortgaged Property or the Net Operating Income. Notwithstanding the foregoing, the lender’s consent is not required in connection with any alterations that will not have a material adverse effect on the Borrower’s financial condition, the value of the 65 Broadway Mortgaged Property or the Net Operating Income, provided that (1) such alterations constitute work performed pursuant to the terms of any lease executed prior to the Origination Date or any lease approved, deemed approved or not requiring approval in accordance with the terms of the Loan Agreement, (2) the costs for such alterations are adequately covered in the current approved annual budget, (3) such alterations do not adversely affect any structural component of any improvements, any

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utility or HVAC system contained in any improvements or the exterior of any building constituting a part of any improvements, (4) such alterations do not entail an aggregate cost, regardless of whether at the Borrower’s or any tenant’s or proposed tenant’s expense, in excess of $500,000 and (5) such alterations are performed in connection with Restoration after the occurrence of a casualty or condemnation in accordance with the terms and provisions of the Loan Agreement. If the total unpaid amounts due and payable with respect to alterations to the improvements at the 65 Broadway Mortgaged Property (other than such amounts to be paid or reimbursed by tenants under the leases) at any time exceed $1,000,000, upon the lender’s request, the Borrower will be required to promptly deliver to the lender as security for the payment of such amounts and as additional security for the obligations under the Loan Agreement any of the following: (i) cash or U.S. Obligations or (ii) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (y) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three months or, if such term is in excess of three months, issued by a financial institution having a rating that is acceptable to the lender, and (z) with respect to which the Rating Agency has issued a Rating Agency Confirmation. Such security must be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the improvements on the 65 Broadway Mortgaged Property (other than such amounts to be paid or reimbursed by tenants under the leases) over $1,000,000 and the lender may apply such security from time to time at the option of the lender to pay for such alterations.

In addition, the Borrower must (i) either (x) cause the temporary certificate of occupancy for the 65 Broadway Mortgaged Property which expires on May 27, 2019 (the “Existing TCO Expiration Date”) to be renewed by the applicable governmental authority prior to the Existing TCO Expiration Date or (y) cause the applicable governmental authority to issue a permanent certificate of occupancy for the 65 Broadway Mortgaged Property prior to the Existing TCO Expiration Date, (ii) deliver to the lender, within two Business Days after receipt, such renewed temporary certificate of occupancy or permanent certificate of occupancy, as applicable (and all subsequent renewals of such certificate of occupancy) and (iii) diligently pursue the issuance of the permanent certificate of occupancy.

“Management Agreement” means (a) that certain Property Management Agreement, dated as of March 26, 2019, by and among the Borrower and the Property Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and provisions of the Loan Agreement and (b) any replacement management agreement entered into in accordance with the terms and provisions of the Loan Agreement.

Leases

Any Major Lease executed after the Origination Date (including any renewals or extensions of Major Leases in place on the Origination Date other than automatic extensions that are provided for in such Major Lease and do not require the consent or approval of the applicable Borrower) and any amendment or modification of any Major Lease after the Origination Date requires the prior written consent of the lender, which consent will not be unreasonably withheld, conditioned or delayed. Upon request, the Borrower is required to furnish the lender with true, correct and complete executed copies of all leases, amendments of leases and any related agreements. All renewals of leases and all proposed leases will be required to provide for rental rates comparable to existing local market rates and will be required to be written on the form of standard lease attached to the Borrower’ closing certificate dated as of the Origination Date (subject to commercially reasonable changes made in the course of negotiations with the applicable tenant). All proposed leases will be required to be on commercially reasonable market rate terms and will be required to not contain any terms which would materially affect the lender’s rights under the Loan Documents. All leases executed after the Origination Date will be required to provide that they are subordinate to the Mortgage and the lien created by the Security Agreement and that the tenant agrees to attorn to the lender or any purchaser at a sale by foreclosure or power of sale; provided that the lender must deliver, a subordination, non-disturbance and attornment agreement (an “SNDA”) in favor of any tenant under a lease demising the lesser of (x) 15,000 square feet of the improvements, and (y) a full floor of the improvements, as approved by the lender as to both the proposed lease and the SNDA, which must be on the lender’s then-standard form of such agreement with such changes as may be requested by such tenant which are reasonably acceptable to the lender (and the Borrower is required to pay the

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lender’s reasonable out-of-pocket costs and expenses in connection with such SNDA, including, without limitation, reasonable legal fees and expenses). The Borrower (a) will be required to observe and perform the obligations imposed upon the lessor under the leases in a commercially reasonable manner; (b) will be required to enforce and may amend (except for amendments to Major Leases, which requires the lender’s consent as set forth above) or terminate the terms, covenants and conditions contained in the leases upon the part of the tenant to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the 65 Broadway Mortgaged Property involved, except that the Borrower may not terminate or accept the surrender by a tenant of, any lease unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the 65 Broadway Mortgaged Property, provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of the lender or unless such termination or surrender is specifically provided for in the Major Lease; (c) are not permitted to collect any of the rents more than one month in advance (other than security deposits required pursuant to such lease); (d) will not execute any other assignment of lessor’s interest in the leases or the rents (except as contemplated by the Loan Documents); (e) will not alter, modify or change the terms of the leases in a manner inconsistent with the provisions of the Loan Documents; and (f) will execute and deliver at the request of the lender all such further assurances, confirmations and assignments in connection with the leases as the lender will from time to time reasonably require. Notwithstanding anything to the contrary contained the Loan Agreement, the Borrower may not enter into a lease of all or substantially all of the 65 Broadway Mortgaged Property without the lender’s prior written consent. Notwithstanding anything to the contrary, all new leases and all amendments, modifications, extensions, and renewals of existing leases with tenants that are affiliates of the Borrower are subject to the prior written consent of the lender. The lender will have the right to require each new tenant to execute and deliver to the lender a subordination, non-disturbance of possession and attornment agreement in form, content and manner of execution reasonably acceptable to the lender.

“Major Lease” means any lease which, (a) either individually or when taken together with any other lease with the same tenant or its affiliates, demises in excess of 20,000 square feet in the improvements at the 65 Broadway Mortgaged Property, (b) leases space to any affiliate of the Borrower or the Guarantor, (c) demises an entire building at the 65 Broadway Mortgaged Property, (d) is made with a tenant that is paying base rent in an amount equal to or exceeding 5% of the Gross Income from Operations or (d) any Primary Tenant Lease.

Risk Management

Insurance

The Borrower is required to obtain and maintain, or cause to be maintained, insurance for the Borrower and the 65 Broadway Mortgaged Property providing at least the following coverages:

(i)       comprehensive “All Risk” or “Special Form” insurance on the improvements and the personal property (A) in an amount equal to 100% of the actual replacement value (exclusive of costs of excavations) with no depreciation; (B) containing an agreed amount endorsement with respect to the improvements and personal property waiving all co-insurance provisions, or confirmation that co-insurance does not apply; and (C) providing for no deductible in excess of $25,000 for all such insurance coverage. In addition, the Borrower will be required to obtain: (x) if any portion of the improvements is currently, or at any time in the future, located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the outstanding principal balance of the 65 Broadway Whole Loan or such other amount as the lender may require; (y) earthquake insurance in amounts and in form and substance satisfactory to the lender in the event the 65 Broadway Mortgaged Property is located in an area with a high degree of seismic activity; and (z) windstorm insurance in amounts and in form and substance satisfactory to the lender if such windstorm coverage is excluded under the “Special Form” coverage, provided that the insurance pursuant to clauses (x), (y) and (z) will be on terms consistent with the comprehensive “All Risk” or “Special Form” insurance policy required under this subsection;

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(ii)       commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the 65 Broadway Mortgaged Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement that is not subject to an aggregate policy cap or sublimit); (B) to continue at not less than the aforesaid limit until required to be changed by the lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in the Mortgage to the extent the same is available;

(iii)       rental loss and/or business income interruption insurance (A) with loss payable to the lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six months from the date that the 65 Broadway Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) for loss of rents in an amount equal to 100% of the projected Gross Income from Operations for a period of 18 months from the date of such casualty (assuming such casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such loss of rents or business income insurance was determined prior to the Origination Date and will be determined at least once each year thereafter based on the Borrower’ reasonable estimate of income to be derived from the 65 Broadway Mortgaged Property for the succeeding 18 month period. Notwithstanding anything to the contrary in the Loan Agreement, all proceeds payable to the lender pursuant to this subsection (iii) will be held by the lender and will be applied at the lender’s sole discretion to (I) the debt, or (II) Operating Expenses approved by the lender in its sole discretion; provided, however, that nothing in the Loan Agreement will be deemed to relieve the Borrower of their obligations to pay the debt, except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)       at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if the 65 Broadway Mortgaged Property coverage forms do not otherwise apply, (A) owner’s and contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the 65 Broadway Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provision, or confirmation that co-insurance does not apply;

(v)       at any time the Borrower has any direct employees, worker’s compensation insurance with respect to any employees of the Borrower, as required by any governmental authority or legal requirement;

(vi)       comprehensive boiler and machinery insurance, if applicable, in amounts as will be reasonably required by the lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)       at any time the Borrower has any direct employees or owns any motor vehicles, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of not less than $1,000,000;

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(viii)       umbrella or excess liability insurance in an amount not less than $10,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(ix)       if the 65 Broadway Mortgaged Property is or becomes a legal “non-conforming” use, ordinance or law coverage to compensate for the value of the undamaged portion of the 65 Broadway Mortgaged Property, the cost of demolition and increased cost of construction in amounts as requested by the lender;

(x)       the commercial property, business income, general liability and umbrella or excess liability insurance required under subsections (i), (ii), (iii) and (viii) above must cover perils of terrorism and acts of terrorism and the Borrower must maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under subsections (i), (ii), (iii) and (viii) above at all times during the term of the 65 Broadway Whole Loan so long as the lender determines that either (I) prudent owners of real estate comparable to the 65 Broadway Mortgaged Property are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance; and

(xi)       upon 60 days’ notice, such other reasonable insurance and in such reasonable amounts as the lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the 65 Broadway Mortgaged Property located in or around the region in which the 65 Broadway Mortgaged Property is located.

All policies of insurance required pursuant to the Loan Agreement are required to be obtained under valid and enforceable policies, and will be subject to the approval of the lender as to insurance companies, amounts, deductibles, loss payees and insureds. The insurance policies are required to be issued by financially sound and responsible insurance companies authorized to do business in the state and having a claims paying ability rating of “A” or better by S&P, and “A:X” or better by A.M. Best. No insurance policy will contain an exclusion from coverage under such insurance policy for loss or damage incurred as a result of an act of terrorism (including bio-terrorism) or similar acts of sabotage. Prior to the expiration dates of the insurance policies furnished to the lender, certificates of insurance evidencing the insurance policies accompanied by evidence satisfactory to the lender of payment of the premiums due under such insurance policies, must be delivered by the Borrower to the lender.

Any blanket insurance policy is required to specifically allocate to the 65 Broadway Mortgaged Property the amount of coverage from time to time required under the Loan Agreement and must otherwise provide the same protection as would a separate policy insuring only the 65 Broadway Mortgaged Property in compliance with the Loan Agreement.

All insurance policies described above, except for the policy described in subsection (v) above are required to name the Borrower as the insured and the lender (and its successors and assigns) as mortgagee, loss payee and additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, must contain a standard non-contributing mortgagee clause in favor of the lender providing that the loss will be payable to the lender.

In addition, all insurance policies described above are required to contain clauses to the effect that (i) no act or negligence of the Borrower, or anyone acting for the Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any insurance policy, which might otherwise result in a forfeiture of the insurance or any part of the insurance, will in any way affect the validity or enforceability of the insurance insofar as the lender is concerned; (ii) the insurance policies on which lender has the protection of a mortgageholder clause must not be canceled without at least 30 days’ notice to the lender; (iii) the lender will not be liable for any insurance premiums thereon or subject to any assessments under the insurance policy; and (iv) the insurance policies must contain a waiver of subrogation in favor of the lender.

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“Gross Income from Operations” means, for any period, all income, computed in accordance with the cash basis method of accounting consistently applied, derived from the ownership and operation of the 65 Broadway Mortgaged Property from whatever source during such period, including, but not limited to, rents from tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit, utility charges, escalations, forfeited security deposits, interest (if any) on credit accounts and on reserve funds, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the leases of any nature but excluding (i) rents from month-to-month tenants, from tenants during a free rent period or from tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by the Borrower to any governmental authority, (iii) refunds and uncollectible accounts, (iv) proceeds from the sale of furniture, fixtures and equipment, (v) insurance proceeds and condemnation proceeds (other than business interruption or other loss of income insurance), and (vi) any disbursements to the Borrower from any of the reserve funds.

Casualty and Condemnation

If the 65 Broadway Mortgaged Property is damaged or destroyed, in whole or in part, by fire or other casualty, the Borrower will be required to (a) give prompt notice of such damage to the lender, and (b) promptly commence and diligently prosecute the completion of restoration so that the 65 Broadway Mortgaged Property resembles, as nearly as possible, the condition the 65 Broadway Mortgaged Property was in immediately prior to such casualty, with such alterations as may be reasonably approved by the lender (to the extent such alterations require the lender’s approval under the Loan Agreement) and otherwise in accordance with the provisions of this “—Casualty and Condemnation” section. The Borrower will be required to pay all costs of such restoration whether or not such costs are covered by insurance. The lender may, but will not be obligated to make proof of loss if not made promptly by the Borrower. In addition, the lender may participate in (and have approval rights over) any settlement discussions with any insurance companies with respect to any casualty in which the Net Proceeds or the costs of completing restoration are equal to or greater than $1,000,000 and the Borrower will be required to deliver to the lender all instruments required by the lender to permit such participation.

The Borrower is required to give prompt notice of the actual or threatened commencement of any proceeding in respect of condemnation, and are required to deliver to the lender copies of any and all papers served in connection with such proceedings. The lender may participate in any such proceedings, and the Borrower will be required from time to time to deliver to the lender all instruments requested by the lender to permit such participation. The Borrower will be required, at their expense, to diligently prosecute any such proceedings, and must consult with the lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrower will be required to continue to perform the obligations at the time and in the manner provided in the Loan Agreement and the other Loan Documents and the outstanding principal balance of the 65 Broadway Whole Loan will not be reduced until any c has been actually received and applied by the lender, after the deduction of expenses of collection, to the reduction or discharge of the obligations. The lender will not be limited to the interest paid on the condemnation award by the applicable governmental authority but will be entitled to receive out of the condemnation award interest at the rate or rates provided in the Loan Agreement or in the Notes. If the 65 Broadway Mortgaged Property or any portion of the 65 Broadway Mortgaged Property is taken by a governmental authority, the Borrower will be required to promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of this section regarding Restoration. If the 65 Broadway Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by the lender of the condemnation award, the lender will have the right, whether or not a deficiency judgment on the Notes has been sought, recovered or denied, to receive the condemnation award, or a portion of the condemnation award sufficient to pay the debt. Notwithstanding the provisions of this “—Casualty and Condemnation” section, if immediately following a release of any portion of the lien of the Mortgage in connection with a condemnation (but taking into account any proposed restoration on the remaining portion of the 65 Broadway Mortgaged Property), the Loan to Value Ratio is greater

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than 125% (such value to be determined, in the lender’s sole discretion, by any commercially reasonable method permitted to a REMIC) (excluding personal property and going concern value, if any), the principal balance of the 65 Broadway Whole Loan must be paid down by an amount equal to the least of the following amounts: (i) the net condemnation proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan to Value Ratio (as so determined by the lender) does not increase after the release, unless the lender receives an opinion of counsel that if such amount is not paid, the Issuing Entity will not fail to maintain its status as a REMIC as a result of the related release of such portion of the lien of the Mortgage.

If the Net Proceeds are less than $1,000,000 and the costs of completing Restoration are less than $1,000,000, the Net Proceeds will be disbursed by the lender to the Borrower upon receipt, provided that all of the conditions set forth in this “—Casualty and Condemnation” section are met and the Borrower delivers to the lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence Restoration in accordance with the terms of the Loan Agreement. If the Net Proceeds are equal to or greater than $1,000,000, but less than 20% of the aggregate amount of the original principal balance of the 65 Broadway Whole Loan, or the costs of completing Restoration are equal to or greater than $1,000,000, but less than 20% of the aggregate amount of the original principal balance of the 65 Broadway Whole Loan, the Net Proceeds will be held by the lender and the lender will make the Net Proceeds available for Restoration in accordance with the provisions of the Loan Agreement. The Net Proceeds will be made available to the Borrower for Restoration upon the approval of the lender in its sole discretion that the following conditions are met:

(i)       no 65 Broadway Loan Event of Default has occurred and is continuing;

(ii)       (A) in the event the Net Proceeds are insurance proceeds, less than 30% of the total floor area of the improvements on the 65 Broadway Mortgaged Property has been damaged, destroyed or rendered unusable as a result of such casualty, or (B) in the event the Net Proceeds are condemnation proceeds, less than 10% of the land constituting the 65 Broadway Mortgaged Property is taken, and such land is located along the perimeter or periphery of the 65 Broadway Mortgaged Property, and no portion of the improvements is located on such land;

(iii)       leases demising in the aggregate a percentage amount equal to or greater than 90% of the total rentable space in the 65 Broadway Mortgaged Property which has been demised under executed and delivered leases in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, remain in full force and effect during and after the completion of Restoration, notwithstanding the occurrence of any such casualty or condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense;

(iv)       the Borrower is required to commence or cause to be commenced such Restoration as soon as reasonably practicable (but in no event later than 60 days after such casualty or condemnation, whichever the case may be, occurs) and will be required to diligently pursue the same to satisfactory completion, subject to extension for a period of time which will, in no event, exceed 60 additional days, to the extent necessary to account for period of any delay caused by fire, earthquake, or other acts of God, strike, lockout, acts of public enemy or terrorism, riots, insurrection, government regulation of the sale or transportation of materials, supplies or labor, or any other similar event outside of the Borrower’ reasonable control (but the Borrower’s lack of funds in and of itself will not be deemed a cause beyond the reasonable control of the Borrower);

(v)       the lender must be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to the 65 Broadway Mortgaged Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in clause (iii) of “—Insurance”, if applicable, or (3) by other funds of the Borrower;

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(vi)       the lender must be reasonably satisfied that Restoration will be completed on or before the earliest to occur of (1) six months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any leases, (3) such time as may be required under all applicable legal requirements in order to repair and restore the 65 Broadway Mortgaged Property to the condition it was in immediately prior to such casualty or to substantially the same the condition it was in immediately prior to such condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in in clause (iii) of “—Insurance”;

(vii)       the 65 Broadway Mortgaged Property and the use of the 65 Broadway Mortgaged Property after Restoration will be in compliance with and permitted under all applicable legal requirements;

(viii)       Restoration will be done and completed by the Borrower in an expeditious and diligent fashion and in compliance with all applicable legal requirements;

(ix)       such casualty or condemnation, as applicable, does not result in a material loss of access to the 65 Broadway Mortgaged Property or the related improvements unless such access will restored during such proposed Restoration;

(x)       the debt service coverage ratio after giving effect to Restoration, as reasonably determined by the lender, must be equal to or greater than the debt service coverage ratio as of (i) the Origination Date or (ii) the Determination Date immediately preceding such casualty or condemnation, whichever is greater;

(xi)       the Loan to Value Ratio after giving effect to Restoration, must be equal to or less than 70.5% and if such Loan to Value Ratio would exceed 125% immediately after such condemnation or casualty (taking into account any planned Restoration), no Net Proceeds will be released to the Borrower unless the principal balance of the 65 Broadway Whole Loan is paid down by a “qualified amount” as such term is defined in IRS Rev. Proc. 2010-30, as the same may be modified, supplemented, superseded or amended, from time to time, unless the lender receives an opinion of counsel that, if the foregoing prepayment requirement is not followed, the Issuing Entity will not fail to maintain its status as a REMIC as a result of such release;

(xii)       the Borrower will be required to deliver, or cause to be delivered, to the lender a signed detailed budget approved in writing by the Borrower’ architect or engineer stating the entire cost of completing Restoration, which will be acceptable to the lender; and

(xiii)       the Net Proceeds together with any cash or cash equivalent deposited by the Borrower with the lender are sufficient in the lender’s reasonable discretion to cover the cost of Restoration.

If Net Proceeds are (i) equal to or greater than 30% of the original principal amount of the 65 Broadway Whole Loan, (ii) not required to be made available for Restoration (due to the Borrower’s inability to satisfy certain conditions set forth in the Loan Agreement), or (iii) not to be returned to the Borrower as excess Net Proceeds pursuant to the applicable terms of the Loan Agreement, then in any such event all Net Proceeds may be retained and applied by the lender in accordance with the Loan Agreement toward reduction of the outstanding principal balance of the 65 Broadway Whole Loan whether or not then due and payable in such order, priority and proportions as the lender in its sole discretion deems proper, and to remit any remaining Net Proceeds, if any, or, in the sole discretion of the lender, the same may be paid, either in whole or in part, to the Borrower for such purposes as the lender approves, in its sole discretion. No Yield Maintenance Premium or other, no prepayment charge will be payable by the Borrower by reason of a casualty or condemnation.

“Determination Date” means the last day of each calendar quarter commencing with the calendar quarter ending on June 30, 2019.

“Loan to Value Ratio” means, as of the date of its calculation, the ratio of (a) the numerator which is equal to the outstanding principal balance of the 65 Broadway Whole Loan as of the date of such

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calculation and (b) the denominator which is equal to the aggregate appraised value of the 65 Broadway Mortgaged Property based on the most recent appraisals (or updates of appraisals) obtained by the lender, provided such appraisals or updates must be dated within six months of the applicable date of determination.

“Net Proceeds” means (i) the amount of all insurance proceeds received by the lender pursuant to clauses (i), (iv), (vi), (ix) and (x) of “—Insurance” as a result of damage or destruction of the 65 Broadway Mortgaged Property, after deduction of the lender’s reasonable costs and expenses, if any, in collecting same, or (ii) the net amount of the condemnation award deduction of the lender’s reasonable costs and expenses, if any, in collecting same.

“Restoration” means the repair and restoration of the 65 Broadway Mortgaged Property after a casualty or condemnation as nearly as possible to the condition the 65 Broadway Mortgaged Property was in immediately prior to such casualty or condemnation, with such alterations as may be reasonably approved by the lender.

Environmental Indemnity

The Borrower and the Guarantors have entered into an environmental indemnity agreement (the “Environmental Indemnity Agreement”) for the benefit of the lender. Under the Environmental Indemnity Agreement, the Borrower and the Guarantor (the “Environmental Indemnitors” have agreed to protect, defend, indemnify, release and hold harmless the lender and other indemnified parties (including the Master Servicer, the Special Servicer and the Trustee) (collectively, the “Environmental Indemnitees”) from and against actual losses, damages, costs, out-of-pocket fees and expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages (including, but not limited to, consequential, punitive or special damages actually suffered by the Environmental Indemnitees for which the Environmental Indemnitees became liable to any person as a result of any matter that is the subject of the Environmental Indemnity Agreement but, in all cases, exclusive of any such consequential, punitive or special damages imposed solely by the Environmental Indemnitees), litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards imposed upon or incurred by or asserted against any Environmental Indemnitee and directly or indirectly arising out of or in any way relating to any one or more of the following:

(a)       any presence of any Hazardous Substances at, in, on, above, or under the 65 Broadway Mortgaged Property;

(b)       any past, present or threatened release of Hazardous Substances in, on, above, under or from the 65 Broadway Mortgaged Property;

(c)       any activity by any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or other occupant or user of the 65 Broadway Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the 65 Broadway Mortgaged Property of any Hazardous Substances at any time located in, under, on or above the 65 Broadway Mortgaged Property;

(d)       any activity by any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or occupant or other user of the 65 Broadway Mortgaged Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the 65 Broadway Mortgaged Property, whether or not such

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Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action;

(e)       any past, present or threatened non-compliance or violation of any applicable Environmental Laws (or permits issued pursuant to any applicable Environmental Law) in connection with the 65 Broadway Mortgaged Property or operations thereon, including, but not limited to, any failure by any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or occupant or other user of the 65 Broadway Mortgaged Property to comply with any order of any governmental authority in connection with any applicable Environmental Laws;

(f)       the imposition, recording or filing, or the threatened imposition, recording or filing, of any environmental lien encumbering the 65 Broadway Mortgaged Property;

(g)       any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the Environmental Indemnity Agreement;

(h)       any past or present injury to, destruction of or loss of natural resources in any way connected with the 65 Broadway Mortgaged Property as a result of a violation of any applicable Environmental Law, including, but not limited to, costs to investigate and assess such injury, destruction or loss each relating to the environment or Hazardous Substances;

(i)       any acts of any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or occupant or other user of the 65 Broadway Mortgaged Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of the Hazardous Substances relating to the 65 Broadway Mortgaged Property at any facility or incineration vessel containing such or similar Hazardous Substances;

(j)       any acts of any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or occupant or other user of the 65 Broadway Mortgaged Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a release, or a threatened release of any Hazardous Substance which causes the incurrence of costs for Remediation;

(k)       any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the 65 Broadway Mortgaged Property arising from or related to the violation of any Environmental Law or the release of any Hazardous Substances, in each case, in connection with or affecting the 65 Broadway Mortgaged Property; and

(l)       any material misrepresentation or material inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to the Environmental Indemnity Agreement.

Except as expressly set forth in the Environmental Indemnity Agreement, the obligations and liabilities of the Environmental Indemnitors under the Environmental Indemnity Agreement will fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage. Notwithstanding the foregoing, the obligation of the Environmental Indemnitors to indemnify certain indemnified parties under the Environmental Indemnity Agreement, will terminate three years after the full and indefeasible payment by the Environmental Indemnitors of the debt; provided, however, that all of the following conditions have been satisfied: (1) the Environmental Indemnitors are required to deliver to the Environmental Indemnitee an environmental site assessment indicating no actual or threatened (A) noncompliance with or violation of applicable Environmental Laws (or permits issued pursuant to Environmental Laws) in connection with the 65 Broadway Mortgaged Property or operations thereon, which has not been cured in accordance with applicable Environmental Laws, (B) environmental liens encumbering the 65 Broadway Mortgaged Property, (C) administrative processes or proceedings or

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judicial proceedings concerning any environmental matter addressed in the Environmental Indemnity Agreement, or (D) unlawful presence or release of Hazardous Substances in, on, above or under the 65 Broadway Mortgaged Property that has not been fully remediated as required by applicable Environmental Laws, and in form, scope and substance substantially the same as the environmental reports prepared for the benefit of the Environmental Indemnitee on or about the Origination Date or otherwise in form, scope and substance reasonably satisfactory to the Environmental Indemnitee, which reports must be dated, or last updated, to a date which is not more than three months prior to the date on which the Environmental Indemnitors are seeking to terminate the obligations and liabilities under the Environmental Indemnity Agreement pursuant to this subsection; (2) no environmental claim involving or alleging any noncompliance with any applicable Environmental Law or the existence of any unsafe or hazardous condition resulting from or related to a release of Hazardous Substances is pending or threatened in writing with respect to the 65 Broadway Mortgaged Property and (3) no change has occurred in applicable Environmental Law which could reasonably be expected to result in the Environmental Indemnitee being held responsible for causing the 65 Broadway Mortgaged Property not to be in compliance with Environmental Law. For purposes of the foregoing, (i) payment of the debt will not be deemed to have occurred if the Environmental Indemnitee or any affiliate of the Environmental Indemnitee acquires title to the 65 Broadway Mortgaged Property through a Remedy Transfer and (ii) to the extent a third party suit, proceeding, or claim with respect to any non-compliance with any applicable Environmental Law or the existence of any unsafe or hazardous condition resulting from or related to a release of Hazardous Substances has been instituted or commenced prior to the termination date set forth in the foregoing sentence, the Environmental Indemnity Agreement will remain in full force and effect with respect to any such suit, proceeding, or claim (with respect to which the Environmental Indemnitors have any obligation pursuant to the Environmental Indemnity Agreement) until the completion of any such suits, proceedings or claims, including, without limitation, the payment by the Environmental Indemnitors of any amounts which are due and payable under the Environmental Indemnity Agreement in connection with such suits, proceedings or claims.

Notwithstanding any provision in the Environmental Indemnity Agreement to the contrary, no Environmental Indemnitor will have any obligation to indemnify any Environmental Indemnitee for any losses that a court of competent jurisdiction has found to have resulted from (i) the gross negligence or willful misconduct of an Environmental Indemnitee or (ii) the introduction of Hazardous Substances or a non-compliance with Environmental Laws following the occurrence of a Remedy Transfer and provided that the Environmental Indemnitors prove that such specified event or condition occurred following the Remedy Transfer was with respect to a release of Hazardous Substances first introduced to the 65 Broadway Mortgaged Property after the Remedy Transfer and was not the result of any act, action or inaction by an Environmental Indemnitor, any affiliate of the Environmental Indemnitors or any person acting on behalf of the Environmental Indemnitors; provided, however, that in no event will any Environmental Indemnitor be released from any liability or obligation under the Environmental Indemnity Agreement in the event that such Remedy Transfer is cancelled, terminated, nullified, unwound, revoked, rescinded, voided or declared invalid for the period of time following such cancellation, termination, nullification, unwinding, revocation, rescission, voidance or declaration of invalidation of such Remedy Transfer.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term Environmental Laws includes, but is not limited to, the following statutes, as amended, any successor Environmental Laws, and any regulations promulgated pursuant Environmental Laws, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues governing the use, ownership or operation of the 65 Broadway Mortgaged Property: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the

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Endangered Species Act; the National Environmental Policy Act; the Oil Pollution Act of 1990; and the River and Harbors Appropriation Act, and those relating to lead based paint. The term Environmental Laws also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that: (a) conditions transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the 65 Broadway Mortgaged Property; (b) requires notification or disclosure of releases of Hazardous Substances or other environmental condition of the 65 Broadway Mortgaged Property to any governmental authority or other person, whether or not in connection with any transfer of title to or interest in such property; (c) with respect to Hazardous Substances, imposes conditions or requirements in connection with permits or other authorization for lawful activity; (d) relates to nuisance, trespass or other causes of action related to the 65 Broadway Mortgaged Property; or (e) with respect to Hazardous Substances, relates to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the 65 Broadway Mortgaged Property.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, mold, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the 65 Broadway Mortgaged Property for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws, and (ii) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose an imminent threat to human health or the environment or adversely affect the 65 Broadway Mortgaged Property.

“Remediation” means any response, remedial removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any release of any Hazardous Substance; any action required to comply with any applicable Environmental Laws or with any permits issued pursuant to Environmental Laws; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any release of Hazardous Substances.

“Remedy Transfer” the acquisition of title to the 65 Broadway Mortgaged Property by the Environmental Indemnitee or a third party that is not an affiliate of Environmental Indemnitor as a result of the Environmental Indemnitee’s exercise of remedies under the Loan Documents, through foreclosure or deed-in-lieu of foreclosure.

Financial Reporting

Annual Financial Statements

Within 90 days after the close of each fiscal year, the Borrower will be required to furnish to the lender a complete copy of the Borrower’ and Guarantor’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the lender (Citrin Cooperman is deemed an acceptable accountant for the purposes of this “—Financial Reporting—Annual Financial Statements” section, so long as (x) such accountant is not the subject of a bankruptcy or insolvency proceeding, (y) a material adverse change does not occur with respect to such accountant and (z) the financial statements and reports provided by such accountant under the Loan Agreement continue to comply in all material respects with the requirements of the Loan Agreement) in accordance with the federal income tax basis method of accounting, consistently applied (or such other accounting basis selected by the Borrower and reasonably acceptable to the lender) and the requirements of Regulation AB covering the 65 Broadway Mortgaged Property for such fiscal year and containing statements of profit and loss for the Borrower, the Guarantor and the 65 Broadway Mortgaged Property and a balance sheet for the Borrower. Such statements of the Borrower will be required to set forth the financial condition and the results of operations for the 65 Broadway Mortgaged Property for such fiscal year, and must include,

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but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses and accompanied by an annual rent roll.

The annual financial statement must include a combined balance sheet of all the Borrower (and no other entities), together with the related combined statement of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the 65 Broadway Mortgaged Property on a combined basis. The Borrower’ annual financial statements must be accompanied by (i)  a comparison of the budgeted income and expenses and the actual income and expenses for the prior fiscal year, (ii)  an unqualified opinion of an independent certified public accountant reasonably acceptable to the lender, (iii) a list of tenants, if any, occupying more than 20% of the total floor area of the improvements, (iv) a breakdown showing the year in which each lease then in effect expires and the percentage of total floor area of the improvements and the percentage of base rent with respect to which leases will expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (v) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow, which itemizes all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, and (vi) an officer’s certificate certifying that each annual financial statement fairly presents the financial condition and the results of operations of the Borrower and the 65 Broadway Mortgaged Property subject to such reporting, and that such financial statements have been prepared in accordance with the federal income tax basis method of accounting, consistently applied, and as of the date of such financial statements whether, to such officer’s knowledge, there exists an event or circumstance which constitutes a default or a 65 Broadway Loan Event of Default under the Loan Documents executed and delivered by, or applicable to, the Borrower, and if such default or 65 Broadway Loan Event of Default exists, the nature of such a 65 Broadway Loan Event of Default, the period of time it has existed and the action then being taken to remedy the same.

The Guarantor’s annual financial statements must be accompanied by (i) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the lender, and (ii) an officer’s certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of the Guarantor being reported upon and that such financial statements have been prepared in accordance with the federal income tax basis method of accounting, consistently applied (or such other accounting basis acceptable to the lender) and as of the date of such financial statements whether, to such officer’s knowledge, there exists an event or circumstance which constitutes a default or 65 Broadway Loan Event of Default under the Loan Documents executed and delivered by, or applicable to, the Guarantor, and if such default or 65 Broadway Loan Event of Default exists, the nature of such 65 Broadway Loan Event of Default, the period of time it has existed and the action then being taken to remedy the same.

“Net Cash Flow” means, for any period, the amount obtained by subtracting (x) Operating Expenses and (y)(i) the lender’s underwritten replacement reserves of $0.15 psf, during any period in which the Borrower is required to make any deposit into the Capital Expenditure Reserve Account and (ii) tenant improvements/leasing commissions of $1.00 psf during any period in which the Borrower is required to make ongoing deposits into the Rollover Reserve Account, for such period, from Gross Income from Operations for such period.

“Net Operating Income” means, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Operating Expenses” means or any period, the greater of (a) the total of all expenditures, computed in accordance with federal income tax basis method of accounting, consistently applied, of whatever kind relating to the operation, maintenance and management of the 65 Broadway Mortgaged Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, taxes, other charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by the lender, and other similar costs, but excluding Capital Expenditure Funds, and contributions to any of the reserve funds, and (b) $7,402,405 monthly.

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Quarterly Financial Statements

The Borrower is required to furnish, or cause to be furnished, to the lender on or before 30 days after the end of each calendar month during the first year of the term of the 65 Broadway Whole Loan, and after the first year of the term of the 65 Broadway Whole Loan on or before 20 days after the end of each calendar quarter, the following items, accompanied by an officer’s certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of the Borrower and the 65 Broadway Mortgaged Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month or quarter; (ii)  quarterly and year-to-date operating statements (including Capital Expenditure Funds) prepared for each month or calendar quarter, as applicable, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Capital Expenditure Reserve Account and the Rollover Reserve Account), and, upon the lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the 65 Broadway Mortgaged Property during such calendar month or quarter, as applicable, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of 5% or more between budgeted and actual amounts for such periods, all in form satisfactory to the lender; (iii) a calculation reflecting the annual debt service coverage ratio as of the last day of such month or quarter, as applicable; (iv) a Net Cash Flow schedule; and (v) information reflecting, and certifying that as of the date of such information, there exists no event or circumstance that could give rise to a Primary Tenant Cash Trap Period, or if such event or circumstance exists, the nature of such event or circumstance, the period of time it has existed, and any action then being contemplated to terminate any such Primary Tenant Cash Trap Period. In addition, such officer’s certificate must also state that the representations and warranties of the Borrower set forth in on Annex A regarding its status as a special purpose entity and separateness are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than 60 days in excess of 2% of the original principal amount of the 65 Broadway Whole Loan unless being contested in good faith in accordance with the Loan Agreement.

Representations and Warranties

The Loan Agreement contains certain representations and warranties by the Borrower that are customary in transactions similar to the 65 Broadway Whole Loan, including, without limitation, representations as to the due formation of the Borrower; the authority of the Borrower to enter into and to perform under the Loan Documents; the authority of the Borrower to conduct its business and its qualification to do business in all states where such qualification is required; the due authorization and execution of the Loan Documents and other related documents by the Borrower; compliance in all material respects with applicable laws (including building and zoning ordinances and codes); the absence of material defaults by the Borrower under other agreements, including the Management Agreement; the payment of all filing and recording taxes; the absence of material litigation; the Borrower’s status as a special purpose entity, and the maintenance of all material permits and licenses and the maintenance of all required insurance.

The representation and warranties of the Borrower are set forth in the Loan Agreement and are attached as “Annex A—Representations and Warranties of the Borrower” is this free writing prospectus and, in certain cases, are subject to certain exceptions.

Events of Default

Events of default under the Loan Documents (each, a “65 Broadway Loan Event of Default”) include, with respect to the 65 Broadway Whole Loan and the Borrower, among other items, the following):

(a)       if any portion of the debt is not paid when due (including, without limitation, the failure of the Borrower to repay the entire outstanding principal balance of the Notes in full on the Stated Maturity Date) or any other amount due as described under “—Lockbox and Cash Management” above is not

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paid in full on each 65 Broadway Loan Payment Date (unless sufficient funds are available in the relevant subaccount on the applicable date);

(b)       if any of the taxes or other charges are not paid when the same are due and payable (unless the lender is obligated to remit payment for such taxes pursuant to the Loan Agreement;

(c)       if the insurance policies are not kept in full force and effect (unless due to failure to pay the insurance premiums and the lender is obligated to remit payment for such insurance premiums), (or certified copies of the insurance policies if requested by the lender) are not delivered to the lender within 30 days after written request therefor, which period may be extended upon request of the Borrower, provided the Borrower is diligently pursuing such certificates (or certified copies of the insurance policies, as the case may be), such additional period not to exceed 90 days;

(d)       if the Borrower Transfers or otherwise encumber any portion of the 65 Broadway Mortgaged Property or the Collateral in violation of the provisions of the Loan Agreement, or the Mortgage or any Transfer is made in violation of the provisions of the Loan Agreement;

(e)       if any representation or warranty made by the Borrower in the Loan Agreement or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the lender has been false or misleading in any material respect as of the date the representation or warranty was made or deemed remade;

(f)       if the Borrower, the Principal or the Guarantor (i) make an assignment for the benefit of creditors or (ii) are generally not paying their debts as they become due;

(g)       if a receiver, liquidator or trustee is appointed for the Borrower or the Principal, or if the Borrower or the Principal is adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Borrower or the Principal, or if any proceeding for the dissolution or liquidation of the Borrower or the Principal is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Borrower or the Principal, upon the same not being discharged, stayed or dismissed within 90 days;

(h)       if the Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the 65 Broadway Whole Loan makes an assignment for the benefit of creditors or if a receiver, liquidator or trustee is appointed for the Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the 65 Broadway Whole Loan or if the Guarantor or such other guarantor or indemnitor is adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within 90 days; provided, further, however, it will be at the lender’s option to determine whether any of the foregoing is a 65 Broadway Loan Event of Default;

(i)       if the Borrower attempt to assign their rights under the Loan Agreement or any of the other Loan Documents or any interest under the Loan Agreement or any of the other Loan Documents in contravention of the Loan Documents;

(j)       if the Borrower breach any of its respective negative covenants contained in the Loan Agreement;

(k)       if the Borrower breach any representation, warranty or covenant contained in the Loan Agreement regarding separateness and its status as a special purpose entity; provided, however, that

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any such breach will not constitute a 65 Broadway Loan Event of Default (A) if such breach is de minimis, inadvertent and non-recurring, (B) if such breach is curable, if the Borrower promptly cures such breach within five days after such breach occurs, and (C) upon the written request of the lender, if the Borrower promptly delivers to the lender an additional insolvency opinion or a modification to the insolvency opinion from the Origination Date, as applicable, to the effect that such breach does not in any way impair, negate or amend the opinions rendered in the insolvency opinion, which opinion and modification and the counsel delivering such opinion and modification will be acceptable to the lender in its reasonable discretion;

(l)       with respect to any term, covenant or provision set forth in the Loan Agreement or any Loan Document which specifically contains a notice requirement or grace period, if the Borrower is in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(m)       if any of the assumptions contained in the insolvency opinion delivered to the lender in connection with the 65 Broadway Whole Loan, or in any additional insolvency opinion delivered subsequent to the closing of the 65 Broadway Whole Loan, is or becomes untrue in any material respect unless such matter is cured in a timely manner;

(n)       if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any replacement management agreement) and if such default permits the Property Manager to terminate or cancel the Management Agreement (or any replacement management agreement) and the Borrower fail to comply with the provisions of the Loan Agreement relating to management of the 65 Broadway Whole Loan by the Property Manager;

(o)       if the Borrower continue to be in Default under any of the provisions of the Loan Agreement regarding the Borrower’ obligation to cooperate with certain transfers of the 65 Broadway Whole Loan by lender, or fails to cooperate with the lender in connection with a securitization pursuant to the provisions of the Loan Agreement, for five days after written notice to the Borrower from the lender;

(p)       if the Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the 65 Broadway Whole Loan fails to comply with the financial covenants set forth in the guaranty;

(q)       if there is a default under any of the Loan Documents beyond any applicable cure periods contained in such documents or if any other such event occurs or condition exists, if the effect of such default, event or condition is to accelerate the maturity of any portion of the debt or to permit the lender to accelerate the maturity of all or any portion of the debt in accordance with the Loan Documents;

(r)       if any of the terms, covenants or conditions of any Primary Tenant Lease are in any material manner modified, changed, supplemented, altered or amended or if any Primary Tenant Lease is terminated or surrendered, in any case without the consent of the lender except as otherwise permitted by the Loan Agreement;

(s)       if any default occurs under any guaranty or indemnity executed from time to time in connection with the 65 Broadway Whole Loan, including the guaranty and the Environmental Indemnity Agreement, and such default continues after the expiration of applicable grace periods, if any;

(t)       if (x) there is a breach of the Tenant in Common Agreement or if the Tenant in Common Agreement is amended, modified or terminated without the lender’s consent, (y) any of the terms, covenants or provisions sent forth in the Loan Agreement regarding the Tenant in Common Agreement or the TIC Roll-Up are breached or (z) a partition affecting the 65 Broadway Mortgaged Property is filed by or on behalf of any Tenant in Common;

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(u)       if any action, claim, suit, litigation or proceeding is brought by any Borrower, any Guarantor or any of such Borrower’s or such Guarantor’s affiliates against any other Borrower or Guarantor, provided that with respect to the Guarantor or their respective affiliates, such action, claim or suit relates to or arises in connection with the 65 Broadway Mortgaged Property, the 65 Broadway Whole Loan, or the Tenant in Common Agreement; or

(v)       if Borrower continues to be in Default under any of the other terms, covenants or conditions of the Loan Agreement or any other Loan Document not specified in clauses (a) to (u) above, for 10 days after notice to the Borrower from the lender, in the case of any Default which can be cured by the payment of a sum of money, or for 30 days after notice from the lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that the Borrower has commenced to cure such Default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed 90 days.

Upon the occurrence and during the continuance of a 65 Broadway Loan Event of Default (other than a 65 Broadway Loan Event of Default described in clauses (f), (g) or (h) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Agreement and the other Loan Documents or at law or in equity, the lender may take such action, without notice or demand, that the lender deems advisable to protect and enforce its rights against the Borrower and in and to the 65 Broadway Mortgaged Property, including, without limitation, declaring the obligations to be immediately due and payable, and the lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against the Borrower and the 65 Broadway Mortgaged Property, including, without limitation, all rights or remedies available at law or in equity; and upon any 65 Broadway Loan Event of Default described in clauses (f), (g) or (h) above, the debt and all other obligations of the Borrower under the Loan Agreement and under the other Loan Documents will immediately and automatically become due and payable, without notice or demand, and the Borrower has expressly waived any such notice or demand, anything contained the Loan Documents to the contrary notwithstanding.

During the continuance of a 65 Broadway Loan Event of Default, the lender will have the right in its sole discretion, promptly upon notice, to compel each Borrower to transfer their respective interests in the 65 Broadway Mortgaged Property to a single, newly formed special purpose entity, the equity of which will be owned by each Borrower in the same proportion as such persons hold their respective Tenant in Common interests in the 65 Broadway Mortgaged Property as of such date (such transfer of title, a “TIC Roll-Up”), such that the 65 Broadway Mortgaged Property is no longer subject to a tenancy in common structure. Each Borrower will be required to execute and deliver to the lender, promptly after the request of the lender, an assumption agreement by such newly formed entity, transfer documents evidencing such title transfer, a title insurance policy and/or endorsements as the lender may require in order to properly secure the 65 Broadway Whole Loan following the consolidation of such ownership structure described in the preceding sentence, all in form and substance satisfactory to the lender.

Interest will accrue on any judgment obtained by the lender in connection with its enforcement of the 65 Broadway Whole Loan at a rate of interest equal to the Default Rate.

Governing Law

The Loan Documents are governed by the laws of the State of New York, except that the provisions for the creation, perfection, and enforcement of the liens and security interests created pursuant to the Loan Documents are governed by the laws of the state in which the 65 Broadway Mortgaged Property is located.

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ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex A that are not defined in this Annex A have the meanings ascribed to such terms in the Loan Agreement.

The Borrower made the following representations and warranties in the Loan Agreement as to itself and the 65 Broadway Mortgaged Property. These representations and warranties were made at the time the 65 Broadway Whole Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this free writing prospectus.

The Borrower represented to the lender that as of the Origination Date:

(1)	Organization. The Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own their properties and to transact the business in which it is now engaged. The Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. The Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the 65 Broadway Mortgaged Property. The ownership interests of the Borrower are as set forth on the organizational chart in Schedule III to the Loan Agreement. The Borrower (a) has complied in all respects with its certificate of incorporation, bylaws, limited partnership agreement, articles of organization and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts separate from those of its Affiliates; (c) has obeyed all formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by the Loan Agreement, including, without limitation, the power and authority to do business in the state in which the 65 Broadway Mortgaged Property is located. The signatory to the Loan Agreement has all necessary power, authority and legal right to execute on the Borrower’s behalf the Loan Agreement, the Notes and the other Loan Documents to which Borrower is a party. The Guarantor has the necessary power, authority and legal right to execute, deliver and perform its obligations under the Guaranty and the Environmental Indemnity Agreement.
(2)	Proceedings. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Agreement and the other Loan Documents. The Loan Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(3)	No Conflicts. The execution, delivery and performance of the Loan Agreement and the other Loan Documents by the Borrower and/or the Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which the Borrower is a party or by which any of the Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over the Borrower or any of the Borrower’s properties or assets, and any consent, approval, authorization, order,

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registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by the Borrower and/or the Guarantor, as applicable, of the Loan Agreement or any other Loan Documents has been obtained and is in full force and effect.

(4)	Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower, the Guarantor, the Principal or the 65 Broadway Mortgaged Property, which actions, suits or proceedings, if determined against the Borrower, the Guarantor, the Principal or the 65 Broadway Mortgaged Property, is reasonably likely to materially adversely affect the condition (financial or otherwise) or business of the Borrower, the Guarantor, the Principal or the condition or ownership of the 65 Broadway Mortgaged Property.
(5)	Agreements. The Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect the Borrower or the 65 Broadway Mortgaged Property, or the Borrower’s business, properties or assets, operations or condition, financial or otherwise. The Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which the Borrower or the 65 Broadway Mortgaged Property are bound. The Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower is a party or by which the Borrower or the 65 Broadway Mortgaged Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the 65 Broadway Mortgaged Property as permitted pursuant to clause (s) of the definition of “Special Purpose Entity”, and (b) the obligations under the Loan Documents.
(6)	Title. The Borrower has good, marketable and insurable fee simple title to the real property comprising part of the 65 Broadway Mortgaged Property and good title to the balance of the 65 Broadway Mortgaged Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The property is “single asset real estate” as defined in 11 U.S.C. §101(51B) and pursuant to 11 U.S.C. §362(d)(3). The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the 65 Broadway Mortgaged Property (as currently used) or the Borrower’s ability to repay the 65 Broadway 65 Broadway Whole Loan. The Security Instrument and the Assignment of Leases, when properly recorded in the appropriate records, together with any UCC-1 financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the 65 Broadway Mortgaged Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the 65 Broadway Mortgaged Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
(7)	Solvency. The Borrower has (a) not entered into the transaction contemplated by the Loan Agreement or executed the Note, the Loan Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the 65 Broadway Whole Loan, the fair saleable value of the Borrower’s assets exceeds and will, immediately following the making of the 65 Broadway Whole Loan, exceed the Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. In the Borrower’s reasonable judgment, the fair saleable value of the Borrower’s assets is and will, immediately following the making of the 65 Broadway Whole Loan, be greater than the Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its

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debts as such debts become absolute and matured. The Borrower’s assets do not and, immediately following the making of the 65 Broadway Whole Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Borrower and the amounts to be payable on or in respect of the obligations of the Borrower). No Bankruptcy Action exists against the Borrower or any Principal, and neither the Borrower nor the Principal has ever been a party to a Bankruptcy Action. Neither the Borrower nor the Principal is contemplating either a Bankruptcy Action or the liquidation of all or a major portion of the Borrower’s assets or properties, and the Borrower has no knowledge of any Person contemplating the filing of any petition against it or any Principal.

(8)	Full and Accurate Disclosure. No statement of fact made by or on behalf of the Borrower in the Loan Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained in the Loan Agreement or the Loan Documents not misleading. There is no material fact presently known to the Borrower which has not been disclosed to the lender which is reasonably likely to adversely affect, the 65 Broadway Mortgaged Property or the business, operations or condition (financial or otherwise) of the Borrower or the Guarantor, including any Primary Tenant Lease or any Tenant under a Primary Tenant Lease.
(9)	No Plan Assets. The Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of the Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Compliance by the Borrower and the Guarantor with the provisions of this clause (9) will not involve any Prohibited Transaction. Neither the Guarantor nor the Borrower has any pension, profit sharing, stock option, insurance or other arrangement or plan for employees covered by Title IV of ERISA, and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any such plan. The performance by the Borrower of its obligations under the Loan Documents and the Borrower’s conducting of its operations do not violate any provisions of ERISA. In addition, (a) the Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, (b) transactions by or with the Borrower are not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by the Loan Agreement, and (c) none of the Borrower, the Guarantor or ERISA Affiliate is at the Origination Date, or has been at any time within the two years preceding the Origination Date, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan; and none of the Borrower, the Guarantor or any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed to the lender in writing.
(10)	Compliance. Except as set forth in the Physical Condition Report and any Environmental Report, the Borrower and the 65 Broadway Mortgaged Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. The Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by the Borrower or, to t the Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the 65 Broadway Mortgaged Property, any act or omission affording any Governmental Authority the right of forfeiture as against the 65 Broadway Mortgaged Property or any part thereof or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents. Neither the Improvements as constructed, nor the use of the 65 Broadway Mortgaged Property by Tenants under the Leases and the contemplated accessory uses, will

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violate (a) any Legal Requirements (including subdivision, zoning, building, environmental protection and wetland protection Legal Requirements), or (b) any building permits, restrictions or records, or agreements affecting the 65 Broadway Mortgaged Property or any part thereof. Except as set forth in the Physical Condition Report and any Environmental Report, the zoning authorizations, approvals or variances nor any other right to construct or to use the 65 Broadway Mortgaged Property is to any extent dependent upon or related to any real estate other than the 65 Broadway Mortgaged Property.

(11)	Financial Information. All financial data with respect to the 65 Broadway Mortgaged Property and the Guarantor, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to the lender by or on behalf of Borrower in connection with the 65 Broadway Whole Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the 65 Broadway Mortgaged Property and the Guarantor as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the federal income tax basis method of accounting, consistently applied (or such other accounting basis acceptable to the lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, the Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to the Borrower and reasonably likely to have a materially adverse effect on the 65 Broadway Mortgaged Property or the operation thereof as an office building, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operation or business of the Borrower or the Guarantor from that set forth in said financial statements.
(12)	Condemnation. No Condemnation or other similar proceeding has been commenced or, to the Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the 65 Broadway Mortgaged Property or for the relocation of any roadway providing access to the 65 Broadway Mortgaged Property.
(13)	Federal Reserve Regulations. No part of the proceeds of the 65 Broadway Whole Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of the Loan Agreement or the other Loan Documents.
(14)	Utilities and Public Access. The 65 Broadway Mortgaged Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the 65 Broadway Mortgaged Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the 65 Broadway Mortgaged Property are located either in the public right-of-way abutting the 65 Broadway Mortgaged Property (which are connected so as to serve the 65 Broadway Mortgaged Property without passing over other property) or in recorded easements serving the 65 Broadway Mortgaged Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the 65 Broadway Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities. There is no on-site sewage disposal system and the 65 Broadway Mortgaged Property is served by a sewer system maintained by a Governmental Authority or property owners association.
(15)	Not a Foreign Person. The Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
(16)	Separate Lots. The 65 Broadway Mortgaged Property is comprised of one or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the 65 Broadway Mortgaged Property.

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(17)	Assessments. To the Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the 65 Broadway Mortgaged Property, nor are there any contemplated improvements to the 65 Broadway Mortgaged Property that may, to the Borrower’s knowledge, result in such special or other assessments.
(18)	Enforceability. The Loan Documents are enforceable by the lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by the Borrower or the Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and the Borrower and the Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
(19)	No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
(20)	Insurance. The Borrower has obtained and has delivered to the lender certified copies of all Policies, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in the Loan Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and no Person, including the Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.
(21)	Use of Property. The 65 Broadway Mortgaged Property is used exclusively as an office building and other appurtenant and related uses.
(22)	Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, temporary or final certificates of completion and occupancy permits required for the legal use, occupancy and operation of the 65 Broadway Mortgaged Property as an office building (collectively, the “Licenses”), have been obtained and valid and in full force and effect. The Borrower shall keep and maintain all Licenses necessary for the operation of the 65 Broadway Mortgaged Property as an office building. The use being made of the 65 Broadway Mortgaged Property is in conformity with the certificate of occupancy issued for the 65 Broadway Mortgaged Property and all such Licenses.
(23)	Flood Zone. None of the Improvements on the 65 Broadway Mortgaged Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to “Description of the 65 Broadway Whole Loan—Risk Management—Insurance” is in full force and effect with respect to the 65 Broadway Mortgaged Property.
(24)	Physical Condition. Except as disclosed to the lender in the Property Condition Report, the 65 Broadway Mortgaged Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components thereof are in good condition, order and repair in all material respects. Except as disclosed to the lender in the Property Condition Report, there exists no structural or other material defects or damages in the 65 Broadway Mortgaged Property, whether latent or otherwise, and the Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the 65 Broadway Mortgaged Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

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(25)	Boundaries. Except as disclosed on the final Survey for the 65 Broadway Mortgaged Property delivered to the lender prior to the closing of the 65 Broadway 65 Broadway Whole Loan, all of the Improvements which were included in determining the appraised value of the 65 Broadway Mortgaged Property lie wholly within the boundaries and building restriction lines of the 65 Broadway Mortgaged Property, and no improvements on adjoining properties encroach upon the 65 Broadway Mortgaged Property, and no easements or other encumbrances upon the 65 Broadway Mortgaged Property encroach upon any of the Improvements, so as to adversely affect the value or marketability of the 65 Broadway Mortgaged Property except those easements or other encumbrances with respect to which the Title Insurance Policy insures against any losses resulting therefrom.
(26)	Leases. The 65 Broadway Mortgaged Property is not subject to any Leases other than the Leases described on the rent roll attached to the Loan Agreement. The Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the 65 Broadway Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases and any related guaranty (including all amendments thereto) delivered to the lender are accurate, true and complete, and there are no oral agreements with respect thereto. No Rent (other than security deposits, if any, listed in the Loan Agreement) has been paid more than one month in advance of its due date. Except as disclosed to the lender in writing prior to the closing of the 65 Broadway 65 Broadway Whole Loan, all work to be performed by the landlord under each Lease has been performed as required in such Lease and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord under such Lease to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as listed on Schedule I to the Loan Agreement, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the 65 Broadway Mortgaged Property of which the leased premises are a part. Except as listed on Schedule VI to the Loan Agreement, no Tenant under any Lease has any right or option for additional space in the Improvements.
(27)	Survey. The Survey for the 65 Broadway Mortgaged Property delivered to the lender in connection with the Loan Agreement has been prepared by a professional and properly licensed land surveyor in accordance with the 2016 Minimum Detail Requirements for ALTA/NSPS Land Title Surveys as jointly established and adopted by ALTA and NSPS. The Survey reflects the same legal description contained in the Title Insurance Policy and includes, among other things, a metes and bounds description of the real property comprising part of the 65 Broadway Mortgaged Property reasonably satisfactory to the lender. The surveyor’s seal is affixed to the Survey and the surveyor provided a certification for the Survey in form and substance acceptable to the lender and does not, to the Borrower’s knowledge, fail to reflect any material matter affecting the 65 Broadway Mortgaged Property or the title thereto.
(28)	Principal Place of Business; State of Organization. The Borrower’s principal place of business as of the Origination Date is the address set forth in the introductory paragraph of the Loan Agreement. Owner I is organized under the laws of the State of Delaware and its organizational identification number is 5635647. Owner II is organized under the laws of the State of Delaware and its organizational identification number is 5635650. Owner III is organized under the laws of the State of Delaware and its organizational identification number is 5635645.
(29)	Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal

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Requirements currently in effect in connection with the transfer of the 65 Broadway Mortgaged Property to the Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith.

(30)	Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, the Borrower represented, warranted and covenanted in the Loan Agreement that the Borrower is, shall be and shall continue to be a Special Purpose Entity.

(b)       The representations, warranties and covenants set forth in this subsection (30) will survive for so long as any amount remains payable to the lender under the Loan Agreement or any other Loan Document.

(c)       Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects, and the Borrower and the Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each Affiliate of Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. The Borrower covenanted that in connection with any Additional Insolvency Opinion delivered in connection with the Loan Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made Loan Agreement.

(d)       The Borrower covenants and agrees that the Borrower shall provide the lender with 15 days’ prior written notice prior to the removal of an Independent Director of any of the Borrower and/or the Principal.

(e)       The Borrower covenants and agrees that its organizational documents, or those of its Principal, which contains the requirement of having an Independent Director, will also provide substantially the following language: “To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Director shall consider only the interests of the Borrower, including its respective creditors, in acting or otherwise voting on Bankruptcy Actions or Material Actions, as applicable. Except for duties to the Borrower as set forth in the immediately preceding sentence (including duties to the Member and the Borrower’s creditors solely to the extent of their respective economic interests in the Borrower but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Borrower, and (iii) the interests of any group of Affiliates of which the Borrower is a part), the Independent Director shall not have any fiduciary duties to the Member or any other Person bound by the Loan Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.”

(31)	Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party.
(32)	Illegal Activity. No portion of the 65 Broadway Mortgaged Property has been or will be purchased with proceeds of any illegal activity.
(33)	No Change in Facts or Circumstances; Disclosure. All information submitted by the Borrower or the Guarantor to the lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the 65 Broadway Whole Loan or in satisfaction of the terms thereof and all statements of fact made by the Borrower or the Guarantor in the Loan Agreement or in any other Loan Document, are accurate, complete and correct in all

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material respects. There has been no Material Adverse Change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the 65 Broadway Mortgaged Property or the business operations and/or the financial condition of the Borrower or the Guarantor. The Borrower and the Guarantor have disclosed to the lender all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made in the Loan Agreement to be materially misleading.

(34)	Investment Company Act. The Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other Federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
(35)	Embargoed Person. As of the Origination Date and at all times throughout the term of the 65 Broadway Whole Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of the Borrower, the Principal and the Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower, the Principal or the Guarantor, as applicable, with the result that the investment in the Borrower, the Principal or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the 65 Broadway Whole Loan is in violation of law; and (c) none of the funds of the Borrower, the Principal or the Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in the Borrower, the Principal or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the 65 Broadway Whole Loan is in violation of law.
(36)	Cash Management Account. (a) The Loan Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the UCC) in the Clearing Account and Cash Management Account in favor of the lender, as and when each such account may be established, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from the Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, the Borrower has not sold, pledged, transferred or otherwise conveyed its interest in the Clearing Account and Cash Management Account;

(b)       Each of the Clearing Account and Cash Management Account shall constitute a “deposit account” within the meaning of the UCC;

(c)       Pursuant and subject to the terms of the Loan Agreement and of the other Loan Documents, the Borrower agrees that the Clearing Bank shall comply with all instructions originated by the lender, without further consent by the Borrower, directing disposition of the Clearing Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)       The Clearing Account and Cash Management Account shall not be held in the name of any Person other than the Borrower, as pledgor, for the benefit of the lender, as secured party; and

(e)       The 65 Broadway Mortgaged Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the Origination Date.

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(37)	Filing of Returns. The Borrower, the Principal and the Guarantor have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and have paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those being contested in good faith. The Borrower and the Guarantor have each established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by sound accounting principles consistently applied. None of the Borrower, the Principal or the Guarantor knows of any proposed assessment for additional Federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as such Person has made, could reasonably be expected to cause a Material Adverse Change with respect to the Borrower, the Guarantor or the 65 Broadway Mortgaged Property.
(38)	Tenant in Common Agreement. (a) Each party obligated under the Loan Agreement as “Borrower” is a party to the Tenant in Common Agreement. The Tenant in Common Agreement has been duly executed by each party thereto (each, a “Tenant in Common”). The Tenant in Common Agreement (x) is in full force and effect, (y) has not been modified or amended, (z) has been duly executed by each party thereto and constitutes the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with its terms.

(b)       There are no defaults under the Tenant in Common Agreement on the part of any Borrower, and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under the Tenant in Common Agreement on the part of any Borrower.

(c)       The Tenant in Common Agreement provides that so long as the 65 Broadway 65 Broadway Whole Loan or any portion thereof is outstanding, each Tenant in Common agrees that it will not seek or be entitled to seek and obtain a partition of all or any part of the 65 Broadway Mortgaged Property without first obtaining the prior written consent of the lender, and each Tenant in Common expressly waives any right it may have to partition the 65 Broadway Mortgaged Property or any part thereof.

(d)       The Tenant in Common Agreement provides that each Tenant in Common agrees that the Tenant in Common Agreement, and all rights and privileges and remedies of each Tenant in Common thereunder, including without limitation, any rights of first refusal, purchase options or other similar rights under the Tenant in Common Agreement, are subject and subordinate to the Security Instrument and the other Loan Documents and the Liens created thereby, and to all rights of the lender thereunder.

(e)       The Tenant in Common Agreement provides that no party thereunder may exercise any remedy provided for therein (including any rights of indemnification) against any other party for as long as the 65 Broadway 65 Broadway Whole Loan (or any portion thereof) is outstanding.

(f)       The Tenant in Common Agreement provides that each Tenant in Common waives, for so long as the 65 Broadway 65 Broadway Whole Loan (or any portion thereof) is outstanding, any lien rights, whether statutory or otherwise, that it may have against the co-tenancy interest of any other Tenant in Common.

(g)       The Tenant in Common Agreement provides that for so long as the 65 Broadway 65 Broadway Whole Loan (or any portion thereof) is outstanding, the lender shall be a third party beneficiary of the Tenant in Common Agreement.

(h)       A memorandum of the Tenant in Common Agreement shall be duly recorded prior to the Security Instrument in the applicable land records of the jurisdiction in which the 65 Broadway Mortgaged Property is located.

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(39)	Securities Laws Compliance. No Legal Requirements have been violated in connections with the issuing, selling, transferring or marketing of tenancy in common interests. Without limiting the foregoing, no Borrower nor any of their Affiliates has made any material untrue statement in any offering memorandum or other offering materials provided to prospective investors in connection with any potential investment in any such tenancy in common interest or has omitted any material fact or information from any such materials.
(40)	Survival of Representations. The Borrower agrees that all of the representations and warranties of the Borrower set forth in this Annex A and elsewhere in the Loan Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to the lender under the Loan Agreement or any of the other Loan Documents by the Borrower. All representations, warranties, covenants and agreements made in the Loan Agreement or in the other Loan Documents by the Borrower shall be deemed to have been relied upon by the lender notwithstanding any investigation heretofore or hereafter made by the lender or on its behalf.

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